Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG

Healthcare Trust, Inc.
HTI Merger Sub, LLC

AND

Execution Version

AR Global Investments, LLC
Healthcare Trust Advisors, LLC

Dated as of August 6, 2024

i

Schedule 3.14(f) – Transaction Triggered Benefits

Schedule 3.15(a) – Insurance

Schedule 3.16 – Subsidiaries

Schedule 3.17(a) – Marks

Schedule 3.17(b) – Domain Names

Schedule 3.19 – Indemnification Claims under Advisory Agreement

Schedule 3.20(a) – Leased Real Property

Schedule 3.20(b) – Pledges, Mortgages, Subleases and Licenses of Leased Real Property

Schedule 4.3 – No Conflicts

Schedule 4.5 – Legal Proceedings

Schedule 4.6 – Brokers

Schedule 5.1(j) – Interim Operating Covenants (Employee Compensation and Benefits)

Schedule 5.1(s) – Interim Operating Covenants (Termination of Officers and Directors)

Schedule 5.2 – Third Party Consents

Schedule 5.4(g) – Advisor Employee Transition Services

Schedule 5.4(h) – HTI Employee Transition Services

Schedule 5.4(j) – Employee Retention Pool

Schedule 5.6 – Net Worth

Schedule 6.5 – Contracts with Surviving Indemnification Provisions

Schedule 8.2(f) – Third Party Approvals

Exhibits

Exhibit A:	Assignment and Assumption Agreements
Exhibit B:	Promissory Note Term Sheet

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 6, 2024, by and among Healthcare Trust, Inc., a Maryland corporation (“HTI”) and HTI Merger Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of HTI (“Merger Sub”), on the one hand, and Healthcare Trust Advisors, LLC, a Delaware limited liability company (“Advisor”), and AR Global Investments, LLC, a Delaware limited liability company (“Advisor Parent”), on the other hand. HTI, Merger Sub, Advisor and Advisor Parent are collectively referred to as the “Parties”, and each, a “Party.” Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in ARTICLE 11 to this Agreement.

R E C I T A L S

WHEREAS, Advisor Parent is the direct parent company of American Realty Capital VII, LLC, a Delaware limited liability company, which is the direct parent company of Healthcare Trust Special Limited Partnership, LLC, a Delaware limited liability company (“Healthcare Trust”), which is the direct parent company of Advisor and Healthcare Trust Properties, LLC, a Delaware limited liability company (the “Property Manager”, and together with Advisor, the “Target Companies”);

WHEREAS, the Advisor is the advisor to HTI and the Property Manager is the property manager for HTI, and each of Advisor, Property Manager and Advisor Parent owns certain operating assets, and certain employees of Advisor Parent provide the services of employees, in each case, necessary to the performance of their advisory and property management services to HTI;

WHEREAS, the Parties desire to effect a business combination transaction in which Merger Sub shall merge with and into the Advisor, with the Advisor being the surviving entity (the “Internalization Merger”), and each outstanding membership interest of the Advisor will be converted into the right to receive from HTI the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLC Act;

WHEREAS, prior to the Effective Time of the Internalization Merger, Advisor Parent shall complete a restructuring whereby (i) Healthcare Trust shall contribute all of its equity interests in the Property Manager to the Advisor and (ii) all of the operating assets necessary to operate the business of the Advisor will be transferred from Advisor Parent and/or its Affiliates to the Advisor pursuant to Assignment and Assumption Agreements;

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Parties intend that the Internalization Merger shall be treated as a taxable sale under Section 1001 of the Code of all of the assets held directly or indirectly by the Advisor (the “Intended Tax Treatment”);

WHEREAS, the board of directors of HTI (the “Board”) has determined that the Internalization Merger is in the best interests of HTI and its stockholders and approved this Agreement and the Internalization Merger and the other transactions contemplated by this Agreement; and

WHEREAS, in connection with the execution and delivery of this Agreement, HTI has delivered to Advisor Parent a duly signed and authorized copy of the Expense Waiver.

NOW, THEREFORE, in consideration of the above Recitals, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

THE MERGER; PURCHASE AND SALE OF ASSETS

Section 1.1          The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DLLC Act, at the Effective Time, Merger Sub shall be merged with and into the Advisor, whereupon the separate existence of Merger Sub shall cease, and the Advisor shall continue under the name “Healthcare Trust Advisors, LLC” as the surviving entity in the Internalization Merger (the “Surviving Entity”). The Internalization Merger shall have the effects provided in this Agreement and as specified in the DLLC Act.

Section 1.2          Closing. The closing of the Internalization Merger (the “Closing”) shall take place remotely pursuant to the exchange of signature pages at such time to be specified by the Parties on the later to occur of (a) the Business Day after all of the conditions set forth in ARTICLE 8 (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same and (b) September 27, 2024. The date and time of the Closing are referred to herein as the “Closing Date”.

Section 1.3          Closing Deliverables.

(a)         At the Closing, Advisor Parent shall deliver to HTI: (i) copies of the Assignment and Assumption Agreements duly signed by the Advisor Parties; (ii) evidence, reasonably satisfactory to HTI, that all Related Party Agreements have been terminated; (iii) a certificate of good standing for the Advisor issued by its jurisdiction of incorporation; and (iv) a duly executed and validly completed U.S. IRS Form W-9 from the sole owner of Advisor Parent that is a regarded entity for U.S. federal income tax purposes;.

(b)        At the Closing, HTI shall deliver, or cause to be delivered, to Advisor Parent or its designee: (i) in consideration of the conversion of the membership interests of Advisor pursuant to Section 2.1(a), the forms of payment of the Merger Consideration set forth in Section 2.2(d); (ii) the Asset Management Fee, if any, and the Property Management Fee, if any, in each case in accordance with Section 2.2(d); (iii) evidence, reasonably satisfactory to Advisor Parent, of the binding of the D&O Tail Policies and (iv) if applicable, a promissory note on the terms set forth on Exhibit B attached hereto (the “Promissory Note”).

Section 1.4          Effective Time.

(a)         At the Closing, the Parties shall (i) cause a certificate of merger that effectuates the Internalization Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DLLC Act and (ii) make any other filings, recordings or publications required to be made by the Parties under the DLLC Act in order to effect the Internalization Merger. The Internalization Merger shall become effective upon the time the Certificate of Merger has been accepted for record by the Secretary of State of the State of Delaware, or such later time which the Parties shall have agreed upon and designated in the Certificate of Merger in accordance with the DLLC Act as the effective time of the Internalization Merger (the “Effective Time”).

(b)        The Internalization Merger shall have the effect set forth in the DLLC Act and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of Advisor and Merger Sub, respectively, and all of the claims, obligations, liabilities, debts and duties of Advisor and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

Section 1.5          Organization Documents. The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, except for such changes as may be necessary to reflect any change of name of the applicable Surviving Entity, shall be the limited liability company agreement of such Surviving Entity immediately following the Effective Time, until thereafter amended in accordance with the applicable provisions thereof and in accordance with applicable Law.

Section 1.6          Tax Consequences; Purchase Price Allocation.

(a)         The Parties intend that the Internalization Merger shall qualify for the Intended Tax Treatment. As soon as reasonably practicable after the date hereof, but in no event later than thirty (30) days after finalization of the Merger Consideration pursuant to Section 2.3, Advisor Parent shall propose and deliver to HTI an allocation of the Merger Consideration (and any other applicable amounts treated as consideration for applicable Tax purposes) among the assets held directly or indirectly by the Advisor determined in a manner consistent with Section 1060 of the Code and any other applicable Tax Law (the “Allocation Statement”) and any supporting documentation or schedules reasonably requested by HTI.

(b)        Such Allocation Statement delivered by Advisor Parent shall become final and binding upon the Parties on the date that is thirty (30) days following receipt thereof by HTI, unless HTI gives written notice of its disagreement to Advisor Parent prior to such date. Any such notice shall specify in reasonable detail the dollar amount, nature and basis of each item of disagreement so asserted. If such notice is received by Advisor Parent in a timely manner, then the Parties shall endeavor in good faith to resolve any disputed items, and the Allocation Statement shall be adjusted to reflect any such resolution, at which point the Allocation Statement (as so adjusted) shall become final and binding on the Parties. If, following thirty (30) days of such good faith endeavors to resolve any such disputes, the Parties have not mutually agreed on a resolution with respect to the disputed items, the Parties shall not be bound by the Allocation Statement, and the Parties shall be permitted to determine their own separate purchase price allocations for applicable Tax purposes.

(c)         If the Allocation Statement has become final and binding on the Parties pursuant to Section 1.6(b), none of Advisor Parent or HTI shall (and Advisor Parent and HTI shall cause their respective Affiliates not to) take any position inconsistent with the Allocation Statement, as finally determined pursuant to this Section 1.6, on any Tax Return, in any Tax proceeding or otherwise for Tax purposes, in each case, except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code, or any similar provision of state, local or foreign Law).

ARTICLE 2

EFFECT OF THE MERGER

Section 2.1          Effect on Membership Interests. At the Effective Time, by virtue of the Internalization Merger and without any action on the part of Advisor Parent, Advisor, HTI, Merger Sub or the holders of any securities of HTI or Merger Sub:

(a)         the membership interests in the Advisor issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive the Merger Consideration. All Advisor membership interests, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist; and

(b)        all membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into an equal number of membership interests of the Surviving Entity, which shall constitute the only issued and outstanding membership interests of the Surviving Entity.

Section 2.2          Estimated Closing Statements; Payment of Estimated Closing Amounts; Payment Related to Declared and Unpaid Bonuses.

(a)         Estimated Closing Statements. (i) Advisor Parent shall deliver to HTI, no later than five (5) Business Days prior to the Closing Date, a statement setting forth in reasonable detail Advisor Parent’s good faith estimate of the Advisor Closing Amount (the “Estimated Advisor Closing Amount”), and (ii) HTI shall deliver to Advisor Parent, no later than five (5) Business Days prior to the Closing Date, a statement setting forth in reasonable detail HTI’s good faith estimate of the HTI Closing Amount (the “Estimated HTI Closing Amount”).

(b)         Payment of Closing Amounts. At the Closing, (i) if the Estimated Advisor Closing Amount exceeds the Estimated HTI Closing Amount, Advisor Parent shall pay to HTI, by wire transfer of immediately available funds, the amount by which the Estimated Advisor Closing Amount exceeds the Estimated HTI Closing Amount (the “Estimated Advisor Adjustment Payment”), and (ii) if the Estimated HTI Closing Amount exceeds the Estimated Advisor Closing Amount, HTI shall pay to Advisor Parent the amount by which the Estimated HTI Closing Amount exceeds the Estimated Advisor Closing Amount (the “Estimated HTI Adjustment Payment”) in accordance with Section 2.2(d). For the avoidance of doubt, at the Closing, if the Estimated Advisor Closing Amount equals the Estimated HTI Closing Amount, no payment under this Section 2.2(b) shall be made by Advisor Parent or HTI.

(c)         Payment Related to Declared and Unpaid Bonuses. Advisor Parent shall deliver to HTI, at least five (5) Business Days prior to the Closing Date, a statement setting forth (i) the amount of all declared and unpaid bonuses for calendar year 2023 for each Identified Employee and (ii) the amount of all accrued bonuses as of the Closing Date payable to Identified Employees for calendar year 2024 solely to the extent previously paid by HTI to Advisor Parent and a proposed payment schedule that aligns with Advisor Parent’s past practice. At the Closing, Advisor Parent shall pay to HTI by wire transfer of immediately available funds the aggregate amounts set forth in the aforementioned statement with respect to the Identified Employees (the “Bonus Payment”). HTI shall pay to the Identified Employees their respective portion of the Bonus Payment via payroll in accordance with the applicable Advisor Party’s past practice, including with respect to the timing of payments of such bonus amounts. If at any time an Identified Employee is no longer eligible to receive all or any portion of their portion of the Bonus Payment, HTI shall pay such amount to Advisor Parent or its designee.

(d)         Payment of Merger Consideration, Asset Management Fee, Property Management Fee and Estimated HTI Adjustment Payment. If on the Closing Date, (A) Available Cash equals or exceeds the sum of the Merger Consideration, the Asset Management Fee, the Property Management Fee and Estimated HTI Adjustment Payment (the “HTI Closing Payments”), then HTI shall pay to Advisor Parent, by wire transfer of immediately available funds, an amount equal to the HTI Closing Payments or (B) the amount of the HTI Closing Payments exceeds Available Cash, then HTI shall pay to Advisor Parent, by wire transfer of immediately available funds, an amount equal to its then Available Cash (which amount shall be equal to at least $60,000,000) and shall issue to Advisor Parent the Promissory Note on the terms and conditions set forth on Exhibit B attached hereto.

Section 2.3          Post-Closing Adjustment.

(a)         Closing Statement. Within thirty (30) days after the Closing Date, (i) Advisor Parent shall prepare and deliver to HTI a statement (the “Advisor Closing Statement”) setting forth in reasonable detail Advisor Parent’s determination of the actual Advisor Closing Amount, and (ii) HTI shall prepare and deliver to Advisor Parent a statement (the “HTI Closing Statement” and together with the Advisor Closing Statement, the “Closing Statements”) setting forth in reasonable detail HTI’s determination of the actual HTI Closing Amount. Each of Advisor Parent and HTI shall provide the other with reasonable access to such Party’s auditors and accounting and other personnel and to the books and records of such Party, and any other document or information reasonably requested by the other Party for all purposes of this Section 2.3, including in order to allow the other Party and its Representatives to review the Advisor Closing Statement or HTI Closing Statement, as applicable, and participate in the resolution of any items set forth in a Closing Statement Objection Notice, and each Party shall direct its employees to provide reasonable assistance to the other Party in reviewing the applicable Closing Statement; provided, that (A) access to employees and information shall be on reasonably advanced notice, during normal business hours and in a manner that does not unreasonably interfere with the normal operations of the applicable Party, (B) access to information shall be subject to applicable Laws relating to exchange of information and confidentiality obligations and (C) access to information provided by third parties (including workpapers of auditors) may be conditioned on the execution of customary confidentiality agreements and access letters.

(b)         Closing Statement Objection Notice. Each Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is forty-five (45) days following receipt thereof by Advisor Parent and HTI, as applicable, unless Advisor Parent or HTI gives written notice of its disagreement (a “Closing Statement Objection Notice”) to the other Party prior to such date. Any Closing Statement Objection Notice shall specify in reasonable detail the dollar amount, nature and basis of each item of disagreement so asserted. If a Closing Statement Objection Notice is received by Advisor Parent or HTI in a timely manner, then the applicable Closing Statement (as revised in accordance with Section 2.3(c), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be the earlier of (i) the date upon which Advisor Parent and HTI agree in writing with respect to all matters specified in the Closing Statement Objection Notice and (ii) the date upon which the applicable Final Closing Statement is issued by an internationally-recognized independent certified public accounting firm mutually acceptable to Advisor Parent and HTI (the “Accounting Expert”). Any amount, determination or calculation contained in the Closing Statements and not specifically disputed in a timely delivered Closing Statement Objection Notice shall be final, conclusive and binding on the Parties.

(c)         Final Closing Statement. If either Advisor Parent or HTI timely receive a Closing Statement Objection Notice, Advisor Parent and HTI shall attempt in good faith to resolve any differences that they may have with respect to all matters specified in the Closing Statement Objection Notice (and all discussions related thereto shall, unless otherwise agreed by Advisor Parent and HTI, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within thirty (30) days after the delivery of the Closing Statement Objection Notice, Advisor Parent and HTI shall submit such dispute to the Accounting Expert. Advisor Parent and HTI shall cooperate in good faith to promptly engage the Accounting Expert, pursuant to an engagement letter that requires the Accounting Expert to make all determinations in accordance with the definitions and terms contained herein. If any dispute is submitted to the Accounting Expert, Advisor Parent and HTI will promptly upon request, furnish to the Accounting Expert such work papers and other documents and information relating to the disputed issues as the Accounting Expert may request and are available to that Party or its independent accountants (including, with respect to HTI, any information of the Target Companies) and otherwise cooperate fully with the Accounting Expert’s review of the dispute, and both Advisor Parent and HTI shall be afforded the opportunity to present the Accounting Expert (with a copy concurrently delivered to the other Party) material relating to the disputed items and to discuss the disputed items with the Accounting Expert. The Accounting Expert (acting as an expert and not as an arbitrator) shall resolve only those matters set forth in such Closing Statement Objection Notice that remain in dispute after the thirty (30)-day resolution period. With respect to any disputed item, the Accounting Expert’s determination shall be no greater than the higher of the amounts calculated and submitted by Advisor Parent and HTI, as the case may be, and no less than the lower of the amounts calculated and submitted by Advisor Parent and HTI, as the case may be. It is the intent of the Parties that the process set forth in this Section 2.3(c) and the activities of the Accounting Expert in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Advisor Parent and HTI shall use their commercially reasonable efforts to cause the Accounting Expert to resolve all such disagreements as soon as practicable but in no event later than sixty (60) days after submission of the disputed issues to the Accounting Expert. The resolution of the dispute by the Accounting Expert shall be final, binding and non-appealable on the Parties, except in the event of fraud or manifest error. The applicable Closing Statement(s) shall be modified if necessary to reflect such determination. The fees and expenses of the Accounting Expert shall be paid by Advisor Parent, on the one hand, and/or HTI, on the other hand, based upon the percentage which the portion of the contested amount not awarded to Advisor Parent or HTI, as applicable, bears to the amount actually contested by such Party, as determined by the Accounting Expert. As used in this Agreement, the term “Final Closing Statements” shall mean the Closing Statements described in Section 2.3(a), as prepared by Advisor Parent and HTI and, if applicable, as subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Accounting Expert, the Closing Statements issued by, or reflecting the conclusions of, the Accounting Expert.

(d)         Payment of Adjustment.

(i)            If the Advisor Closing Amount as finally determined in accordance with this Section 2.3 exceeds the HTI Closing Amount as finally determined in accordance with this Section 2.3, and:

(1)          (A) the amount by which the Advisor Closing Amount exceeds the HTI Closing Amount, minus (B) any Estimated Advisor Adjustment Payment made pursuant to Section 2.2(b)(i), plus (C) any Estimated HTI Adjustment Payment made pursuant to Section 2.2(b)(ii) results in a positive amount, and

I.            any portion of the HTI Closing Payments was paid with the Promissory Note, then the principal amount under the Promissory Note shall automatically be reduced by the lesser of (x) such amount and (y) the full principal amount of the Promissory Note, and Advisor Parent shall pay to HTI, by wire transfer of immediately available funds within five (5) Business Days after the date on which the Advisor Closing Amount is finally determined, the excess, if any, of such amount over the full principal amount of the Promissory Note; or

II.            the entire amount of the HTI Closing Payments was paid in cash, then Advisor Parent shall pay to HTI, by wire transfer of immediately available funds within five (5) Business Days after the date on which the Advisor Closing Amount is finally determined, such amount.

(2)            (A) the amount by which the Advisor Closing Amount exceeds the HTI Closing Amount, minus (B) any Estimated Advisor Adjustment Payment made pursuant to Section 2.2(b)(i), plus (C) any Estimated HTI Adjustment Payment made pursuant to Section 2.2(b)(ii) results in a negative amount (the absolute value of such negative amount, the “HTI Shortfall”), and

I.            any portion of the HTI Closing Payments was paid with the Promissory Note, then to the extent HTI has Available Cash equal to or in excess of the HTI Shortfall as of the date of such payment date, HTI shall pay to Advisor Parent, by wire transfer of immediately available funds within the five (5) Business Days after the date on which the Advisor Closing Amount is finally determined, an amount equal to the HTI Shortfall, and in the event that the HTI Shortfall is in excess of HTI’s Available Cash, (i) HTI shall pay to Advisor Parent, by wire transfer of immediately available funds within five (5) Business Days after the date on which the Advisor Closing Amount is finally determined an amount equal to HTI’s then Available Cash and (ii) the principal amount under the Promissory Note shall automatically be increased by the excess of the HTI Shortfall over HTI’s then Available Cash; or

II.            the entire amount of the HTI Closing Payments was paid in cash, then HTI shall pay to Advisor Parent, by wire transfer of immediately available funds within five (5) Business Days after the date on which the Advisor Closing Amount is finally determined, the absolute value of such amount; and

(ii)            If the HTI Closing Amount as finally determined in accordance with this Section 2.3 exceeds the Advisor Closing Amount as finally determined in accordance with this Section 2.3, and:

(1)            (A) the amount by which the HTI Closing Amount exceeds the Advisor Closing Amount, minus (B) any Estimated HTI Adjustment Payment made pursuant to Section 2.2(b)(ii), plus (C) any Estimated Advisor Adjustment Payment made pursuant to Section 2.2(b)(i) results in a positive amount (the absolute value of such amount, the “HTI Amount”), and

I.            any portion of the HTI Closing Payments was paid with the Promissory Note, then to the extent HTI has Available Cash equal to or in excess of the HTI Amount as of the date of such payment date, HTI shall pay to Advisor Parent, by wire transfer of immediately available funds within the five (5) Business Days after the date on which the HTI Closing Amount is finally determined, an amount equal to the HTI Amount, and in the event that the HTI Amount is in excess of HTI’s Available Cash, (i) HTI shall pay to Advisor Parent, by wire transfer of immediately available funds within five (5) Business Days after the date on which the HTI Closing Amount is finally determined an amount equal to HTI’s then Available Cash and (ii) the principal amount under the Promissory Note shall be automatically increased by the excess of the HTI Amount over HTI’s then Available Cash; or

II.            the entire amount of the HTI Closing Payments was paid in cash, then HTI shall pay to Advisor Parent, by wire transfer of immediately available funds within five (5) Business Days after the date on which the HTI Closing Amount is finally determined, such amount.

(2)            (A) the amount by which the HTI Closing Amount exceeds the Advisor Closing Amount, minus (B) any Estimated HTI Adjustment Payment made pursuant to Section 2.2(b)(ii), plus (C) any Estimated Advisor Adjustment Payment made pursuant to Section 2.2(b)(i) results in a negative amount, and

I.            any portion of the HTI Closing Payments was paid with the Promissory Note, then the principal amount under the Promissory Note shall automatically be reduced by the lesser of (x) the absolute value of such amount and (y) the full principal amount of the Promissory Note, and Advisor Parent shall pay to HTI, by wire transfer of immediately available funds within five (5) Business Days after the date on which the HTI Closing Amount is finally determined, any excess of the absolute value of such amount above the full principal amount of the Promissory Note; or

II.            the entire amount of the HTI Closing Payments was paid in cash, then Advisor Parent shall pay to HTI, by wire transfer of immediately available funds within five (5) Business Days after the date on which the HTI Closing Amount is finally determined, the absolute value of such amount;

(iii)          Any payment made pursuant to this Section 2.3(d) or to Advisor Parent or its designee pursuant to Section 2.2(c) shall constitute an adjustment to the Merger Consideration for Tax purposes and shall be treated as such by the Parties on their respective Tax Returns and in any communications with any Taxing Authorities, unless otherwise required by applicable Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF
ADVISOR PARENT AND ADVISOR

Advisor Parent and Advisor hereby jointly and severally represent and warrant to HTI and Merger Sub that:

Section 3.1          Organization and Good Standing.

(a)         Each of Advisor Parent, Advisor and the Property Manager is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of Advisor and Property Manager is duly authorized to conduct its business and is in good standing under the applicable Laws of the jurisdiction where such qualification is required, except where such failure to be so authorized or qualified would not reasonably be expected to have a Material Adverse Effect. Each of Advisor and Property Manager has the requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)         Each of Advisor Parent, Advisor and the Property Manager is in compliance with its Organizational Documents.

Section 3.2          Dissolution, Liquidation and Insolvency. There is no pending or, to Advisor Parent’s Knowledge, threatened Action for the dissolution, liquidation or insolvency of any Advisor Party and, to Advisor Parent’s Knowledge, no circumstances have occurred or exist that have triggered or will trigger a dissolution of any Advisor Party.

Section 3.3          Liabilities. Except as set forth on Schedule 3.3, none of the Target Companies or other Advisor Parties (solely with respect to the Business Assets) has any Liability (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) in excess of $10,000 or of a type required by GAAP to be disclosed on a balance sheet, other than those Liabilities incurred in the ordinary course of business consistent with past practice (which Liabilities shall in no event include those arising from a breach of any Contract or violation of Law).

Section 3.4          Power and Authority; Enforceability. Advisor Parent and each Target Company have all requisite limited liability company power and authority to enter into each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of each of the Transaction Documents by Advisor Parent and each Target Company and the consummation by Advisor Parent and such Target Company of the transactions contemplated hereby or thereby have been duly authorized by all necessary limited liability company action on their respective parts and no other corporate action on the part of Advisor Parent or such Target Company is required to authorize the execution, delivery and performance of the Transaction Documents by any of them, and the consummation of the transactions contemplated hereby or thereby, except for filing the Certificate of Merger pursuant to the DLLC Act. Each of the Transaction Documents has been, or upon execution and delivery will be, duly executed and delivered by Advisor Parent and the Target Companies, as applicable, and, assuming the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, will constitute the valid and binding obligations of Advisor Parent and such Target Company, enforceable against Advisor Parent and such Target Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.5          No Conflicts; Required Consents. Except as set forth on Schedule 3.5, the execution and delivery of this Agreement and any other Transaction Document to which such Party is a party, by Advisor Parent and each Target Company, as applicable, does not, and the performance by Advisor Parent and such Target Company of the transactions contemplated hereby or, as applicable, thereby will not, (i) violate, conflict with, or result in any breach of any provision of their respective Organizational Documents, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation of such Target Company, or to the extent such obligation relates to the Business Assets, Advisor Parent or result in the loss of any benefit, or give rise to the creation of any Encumbrance on any property or asset of such Target Company or, to the extent such property or assets are a Business Asset, Advisor Parent, under any of the terms, conditions or provisions of any material Contract, indenture, note, instrument or obligation to which any property or asset of such Target Company or any Business Asset may be bound or subject, or (iii) violate any Law applicable to Advisor Parent or such Target Company or by which or to which any property or asset of such Target Company or to the extent related to the Business Assets, Advisor Parent is bound or subject, except in each of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6          Capitalization. As of the date of this Agreement, Advisor Parent owns, directly or indirectly, all of the equity securities of Advisor and Property Manager, free and clear of all liens, other than liens under applicable securities Laws and any liens that will be released at or prior to the Closing, and all such equity securities were duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with all applicable securities Laws and not in violation of any of the Organizational Documents of the Advisor or Property Manager or any subscription rights, purchase options, call options, rights of first refusal or other similar rights of any Person. As of immediately prior to the Closing, Advisor shall directly own all of the equity securities of Property Manager, free and clear of all liens, other than liens under applicable securities Laws. Except as set forth on Schedule 3.6, (i) there are no outstanding subscriptions, options, warrants, phantom stock or appreciation rights, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of Advisor or Property Manager or obligating Advisor or Property Manager to issue or sell any interests therein and (ii) there are no Contracts, proxies or power of attorney or understandings in effect with respect to the voting or transfer of any of the interests of Advisor or Property Manager.

Section 3.7          Contracts, Assets and Employees.

(a)         Schedule 3.7 sets forth all of the Contracts, assets and employees which are needed to provide the services provided by Advisor Parent or its Affiliates pursuant to the Advisory Agreement and the Property Management Agreement, in each case, as such services are provided as of the date hereof in all material respects.

(b)         Advisor has delivered to HTI a true, correct and complete copy of each Identified Contract. With respect to each Identified Contract, (i) the agreement is legal, valid and binding on the applicable Advisor Party and, to the Knowledge of Advisor Parent, each other party thereto, as applicable, and is in full force and effect in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Laws affecting creditors’ rights generally and by general principles of equity; (ii) each Advisor Party is not, and, to Advisor Parent’s Knowledge, no other Person who or which is a party to an Identified Contract, is in material breach or default, and, to Advisor Parent’s Knowledge, no event has occurred which with notice or lapse of time (or both) would constitute a material breach or default, or permit termination, modification, or acceleration under, such Identified Contract; (iii) to Advisor Parent’s Knowledge, no party to an Identified Contract has repudiated or threatened to repudiate any provision of any such Identified Contract; and (iv) the consummation of the Internalization Merger will not give rise to a material breach, default or violation by any Advisor Party of any Identified Contract.

(c)         The Business Assets are sufficient in all material respects for the operation of the business of the Target Companies as currently conducted. Immediately after the Closing Date, HTI will own, or have the right to use, all properties and assets that are used (or necessary) in connection with the business of the Target Companies as currently conducted in substantially the same manner as before the Closing Date.

Section 3.8          Compliance with Applicable Laws. (a) Since June 30, 2021, the Target Companies and, solely as it relates to ownership of the Business Assets, any other Advisor Party owning Business Assets possess, have been in compliance in all material respects with, all Permits, approvals, franchises, Laws and registrations with Governmental Entities required to provide the services contemplated by the Advisory Agreement and the Property Management Agreement and own, lease or otherwise hold the Business Assets under applicable Law; (b) since June 30, 2021, the Target Companies have conducted their business and, solely as it relates to the ownership of the Business Assets, each other Advisor Party has owned and operated the Business Assets in material compliance with all applicable Laws; (c) all material Permits necessary to provide the services contemplated by the Advisory Agreement and the Property Management Agreement, and to own or use the Business Assets, are in force and effect, and there are no Actions pending or, to Advisor Parent’s Knowledge, threatened that seek the revocation, cancellation, suspension or any material adverse modification of any such Permits or allege a material violation of any such Permits; and (d) since June 30, 2021, none of the Advisor Parties have received any notice of any investigation commenced or pending by any Governmental Entity with respect to Advisor Parent, the business of the Advisor or the Business Assets. The Permits listed on Schedule 3.8 constitute all of the Permits required to own and use the Business Assets and to provide the services contemplated by the Advisory Agreement and the Property Management Agreement.

Section 3.9          Operations. Each of the Advisor and the Property Manager do not engage in any business or activity other than those incidental (a) to the maintenance of legal existence, and (b) to the performance of the Advisory Agreement and the Property Management Agreement.

Section 3.10        Legal Proceedings. Since June 30, 2021, (a) there have been no Actions pending or, to Advisor Parent’s Knowledge, threatened against or affecting Advisor Parent (to the extent related to the Business Assets), the Advisor, the Property Manager or the Business Assets by or before any Governmental Entity, nor has there been any material investigation relating to Advisor Parent (to the extent relating to the Business Assets), the Advisor, the Property Manager or the Business Assets pending or, to Advisor Parent’s Knowledge, threatened by or before any Governmental Entity and (b) there has been no Order outstanding against Advisor Parent (to the extent relating to the Business Assets), the Advisor or the Property Manager or affecting any property or asset of the Advisor or the Property Manager or against or affecting the Business Assets;.

Section 3.11        Availability, Title to and Condition of Business Assets. All of the material Personal Property included in the Business Assets, whether owned or leased, has been maintained in accordance with reasonable and customary business practice and is in good operating condition, ordinary wear and tear excepted. Each Advisor Party has good and valid title to all Business Assets that it purports to own, free and clear of any Encumbrances, except as would not be material to the operation as an internally managed REIT. No Advisor Party is in material default under any lease agreement for Personal Property included in the Business Assets to which such entity is a party.

Section 3.12        Taxes. (a) The Advisor and the Property Manager have timely filed all Tax Returns required to be filed by them; (b) all such Tax Returns were true, correct and complete in all material respects; (c) each of the Advisor and the Property Manager has paid all Taxes due and owing (whether or not shown as due and owing on any such Tax Returns) and has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person; (d) neither the Advisor nor the Property Manager is currently the beneficiary of any extension of time within which to file any Tax Return; (e) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Business Assets; (f) no foreign, federal, state, or local audits or Actions with respect to Taxes are threatened in writing, pending or are being conducted with respect to the Advisor or the Property Manager; (g) neither the Advisor nor the Property Manager has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (h) each of the Advisor and the Property Manager is, and has been since its formation, an entity that is disregarded as separate from its sole regarded owner for U.S. federal income tax purposes; (i) no written claim against the Advisor or the Property Manager has been received by either the Advisor or the Property Manager from a Taxing Authority that the Advisor or the Property Manager is or may be subject to taxation by that jurisdiction and in which the Advisor or the Property Manager does not file Tax Returns; (j) no written claim or deficiency for any Taxes has been asserted, proposed or threatened against the Advisor or the Property Manager that has not been finally resolved and/or paid in full; (k) neither the Advisor nor the Property Manager (i) has ever been a member of any affiliated, consolidated, combined, unitary or similar Tax group or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than by a Contract entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes); (l) neither the Advisor nor the Property Manager is a party to or is bound by any Tax sharing, Tax receivable, Tax indemnification or any other similar agreement (other than a Contract entered into in the ordinary course of business, the primary purpose of which does not relate to allocation or payment of Taxes); (m) neither the Advisor nor the Property Manager has distributed the stock of another Person nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (n) neither the Advisor nor the Property Manager is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous provision of any state, local or foreign Law); (o) neither the Advisor nor the Property Manager has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation; and (p) neither the Advisor nor the Property Manager is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Taxing Authority.

Section 3.13        Labor. Solely with respect to Employees: (a) Employer is not, nor has ever been, a party to any collective bargaining agreement; (b) no application or petition for an election, or for certification, of a collective bargaining agent is pending; (c) there has not been in the two (2) years preceding the date of this Agreement, there is not presently pending or existing, and, to the Knowledge of Employer, there is not threatened, any strike, slowdown, picketing or work stoppage or employee grievance process involving Employer; and (d) except as would not reasonably be likely to result to material liability to Employer taken as a whole, no Action is pending or, to the Knowledge of Employer, threatened against or affecting Employer, nor has there been any such actual or threatened Action in the two (2) years preceding the date of this Agreement, relating to the alleged violation of any Law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, and, to the Knowledge of Employer, there is no organizational activity or other labor dispute against or affecting any Employees. Except as disclosed on Schedule 3.13, Employer has not terminated the employment of any Employee during the sixty (60)-day period preceding the date of this Agreement. No Employee has given notice of any intent to terminate employment.

Section 3.14        Employee Benefit Plans.

(a)         Schedule 3.14(a) sets forth a list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plans” shall mean collectively, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all employment, severance, change in control, bonus, equity-based compensation, incentive, compensation, fringe benefits, group insurance and vacation plan, program, policy or agreement sponsored, contributed to or maintained by Employer, in which any current or former employee, director, officer or independent contractor of the Employer (or any dependent or beneficiary thereof) participates or to which the Employer has any present or future obligations or liability, including with respect to an ERISA Affiliate.

(b)         With respect to each material Benefit Plan, Employer has made available to HTI copies, as applicable: the most recent plan documents and all amendments thereto and all related trust agreements or documentation pertaining to other funding vehicles (or, to the extent no such plan documents exist, a written summary of all material terms).

(c)         Except as would not reasonably be likely to result in material liability, each of the material Benefit Plans has been maintained, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code. Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, (i) has at all times been operated in material compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder and (ii) either (A) has at all times been in a form which materially complies with the requirements of Section 409A of the Code or (B) has been timely amended under guidance issued pursuant to Section 409A of the Code so that its terms and provisions materially comply with the requirements of Section 409A of the Code.

(d)         Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or is entitled to rely on an opinion or advisory letter from the IRS with respect to a pre-approved master and prototype or volume submitter plan, and, to the Knowledge of the Employer, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

(e)         Except as set forth on Schedule 3.14(e), no Employer or any of its ERISA Affiliates maintains, contributes to or sponsors (and has not ever maintained, contributed to or sponsored) or incurred or could reasonably be expected to incur any liability with respect to a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiple employer welfare arrangement” under Section 3(40) of ERISA or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. With respect to each group health plan benefiting Employees and former employees of Employer that is subject to Section 4980B of the Code, except as would not result in material Liability to Employer, Employer has complied with the continuation coverage requirements of Section 4980B of the Code and Part 9 of Subtitle B of Title I of ERISA. The Employer has not provided post-employment medical or dental coverage to any of its former employees (or any dependent thereof), other than as required under COBRA or any similar state Law and purchased at the former employee’s own expense.

(f)         Except as set forth on Schedule 3.14(f), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other transactions or events, (i) entitle any individual to any payment (whether of severance pay or otherwise), (ii) increase the amount or value, or accelerate the vesting or timing, of any benefit or compensation to any individual, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Benefit Plan or employment agreement, (iv) directly or indirectly cause Advisor Parent or any other entity to transfer or set aside any assets to fund or otherwise provide for benefits for any individual, (v) entitle any individual to any gross-up or indemnification from the Employer with respect to an arrangement subject to the excise tax imposed by Section 4999 of the Code or with respect to Section 409A of the Code or (vi) cause the loss of a deduction by any of the Parties under Section 280G of the Code.

Section 3.15        Insurance.

(a)         Schedule 3.15(a) sets forth a complete and correct list of all material insurance policies maintained by, or for the direct benefit of, Advisor, the Property Manager or the Business Assets as of the date of this Agreement, and true and complete copies of such policies have been made available to HTI. Each of the policies identified on Schedule 3.15(a) is valid, enforceable and in force and effect and has been issued by an insurance carrier that was, at the time of issuance, and is, to Advisor Parent’s Knowledge, solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies, to the Knowledge of Advisor Parent, was (at the times said applications were submitted) accurate and complete in all material respects, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. None of the policies identified on Schedule 3.15(a) will terminate or lapse by reason of the consummation of the transactions contemplated by this Agreement. None of the Advisor Parties is in material default with respect to the obligations under any such policies or has otherwise failed to comply in any material respect with the terms and conditions of such policies.

(b)        No Advisor Party has received: (i) any written notice or other communication from the applicable insurance carrier regarding the actual or possible cancellation or invalidation of any of the policies identified on Schedule 3.15(a); (ii) any written notice or other communication from the applicable insurance carrier regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified on Schedule 3.15(a); or (iii) any written indication from the issuer of any of the policies identified on Schedule 3.15(a) that it may be unwilling or unable to perform any of its obligations thereunder. As of the date hereof, there is no pending material claim by any Advisor Party against any insurance carrier under any insurance policy held by any Advisor Party.

Section 3.16        Subsidiaries. Except as set forth on Schedule 3.16, Advisor Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into, or exchangeable or exercisable for, any equity or similar interest in, any limited liability company, corporation, partnership, joint venture or other business entity that is necessary to provide the services contemplated by the Advisory Agreement and the Property Management Agreement.

Section 3.17        Intellectual Property; Data Privacy.

(a)         Schedule 3.17(a) lists each Mark, Patent or Copyright that is the subject of a registration or registration application included in the Business Assets or currently used by the Target Companies. Unless otherwise set forth on Schedule 3.17(a), all such Marks, Patents and Copyrights (i) have been duly registered with the applicable Governmental Entity, (ii) are currently in compliance in all material respects with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), (iii) are valid and enforceable and (iv) are not subject to any Actions or maintenance fees or Taxes that are or will become due within ninety (90) days after the Closing Date. No registration or registration application listed on Schedule 3.17(a), and except as otherwise described on such Schedule 3.17(a), has been, or is now involved, in any pending Action that opposes or seeks invalidation or cancellation of any such Mark, Patent or Copyright, and, to Advisor Parent’s Knowledge without independent investigation, no such Action is threatened. All products and materials used by each Advisor Party in the ordinary course of business and containing one or more of such Marks, Patents or Copyrights bear any legal notice required by applicable Law.

(b)        Schedule 3.17(b) lists each Domain Name used by the Target Companies. All Domain Names listed on Schedule 3.17(b) that have been registered are (i) currently in compliance in all material respects with all formal legal requirements, (ii) valid and enforceable and (iii) not subject to any Actions or maintenance fees or Taxes that are or will become due within ninety (90) days after the Closing Date.

(c)         The Target Companies own or have the right to use pursuant to Contract or otherwise all Intellectual Property necessary to provide the services contemplated by the Advisory Agreement and the Property Management Agreement. The Target Companies or any predecessor thereof has taken all commercially reasonably necessary action to maintain and protect each such item of Intellectual Property.

(d)        Advisor Parent has delivered to HTI copies of all written documentation in its possession that evidences the ownership (or other right to use), the right to maintain and prosecute (if applicable), and support, each item of material Intellectual Property used in the ordinary course of business by the Target Companies or any other Advisor Parties in connection with the Business Assets. With respect to each such item of material Intellectual Property: (i) the applicable Advisor Party possesses all right, title and interest in and to the item, free and clear of any Encumbrance; (ii) each item is not subject to any outstanding Order; (iii) no Action is pending, or threatened (and there is no basis therefor), which challenges the enforceability, use or ownership of the item; and (Iv) no Advisor Party has agreed to indemnify any Person for, or against, any interference, infringement, misappropriation or other conflict with respect to each such item.

(e)         All IT Systems are, in all material respects, in good working condition and sufficient for the operation of the business of the Target Companies and the Business Assets as currently conducted. Since December 31, 2022, there has been no material malfunction, failure, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack, or other impairment of the IT Systems that has not been remedied. The applicable Advisor Party has taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the IT Systems, including implementing and maintaining appropriate backup, disaster recovery and Software and hardware support arrangements.

(f)         The Target Companies and the other Advisor Parties (solely with respect to the operation of the Business Assets) have complied and each is in compliance in all material respects with all applicable Laws and all publicly posted policies and requirements under its Contracts concerning the collection, use, processing, storage, transfer and security of personal information in the conduct of its business. None of the Target Companies nor any other Advisor Party (solely with respect to the operation of the Business Assets) has (i) experienced any material data breach or other security incident involving personal information in its possession or control or (ii) received any written notice of any audit, investigation, complaint or other Action by any Governmental Entity or other Person concerning such Target Company’s or other Advisor Party’s collection, use, processing, storage, transfer or protection of personal information or actual, alleged or suspected violation of any applicable Law concerning privacy, data security or data breach notification.

Section 3.18        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Advisor Parties that would be payable by HTI, the Advisor or the Property Manager.

Section 3.19        Advisory Agreements. Except as set forth on Schedule 3.19, Advisor Parent has not submitted, and as of the date hereof is not currently intending to submit, any claims for indemnification that are pending as of the date hereof under any of the Advisory Agreements.

Section 3.20        Leased Real Property.

(a)         There is no real property owned by any Advisor Party that is used in or necessary for the conduct of the business of the Target Companies or the Business Assets. Schedule 3.20(a) contains a true, complete and correct list of (i) all of the leases of real property necessary for the conduct of the business of the Advisor or the Business Assets and which are in effect (each, a “Real Property Lease Agreement” and, collectively, the “Real Property Lease Agreements”) and (ii) all of the ground leases and prime leases that underlie any such Real Property Lease Agreement, each including without limitation all amendments thereto and all guaranties provided by the Advisor Parties in connection therewith (the “Ground Lease Agreements”).  Advisor Parent has provided to HTI true, complete and correct copies of all Real Property Lease Agreements. The Real Property Lease Agreements are in full force and effect, and the applicable Advisor Party holds a valid and existing leasehold interest under each of the Real Property Lease Agreements, free and clear of any Encumbrances, other than (w) statutory Encumbrances of landlords under the Real Property Lease Agreements; (x) easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, encroachments and similar Encumbrances on or affecting the underlying fee interest in the Leased Real Property (collectively, the “Title Documents”) that do not materially interfere with the ordinary conduct of the business of the Advisor or the Business Assets or create any liabilities or obligations on any Advisor Party, and, no Advisor Party has Knowledge of any defaults under any of the Title Documents; (y) the terms, covenants and conditions set forth in the Real Property Lease Agreements and Ground Lease Agreements; and (z) any Encumbrances for real estate taxes not yet due and payable or that are being contested in good faith through adequate proceedings.

(b)        Except as set forth on Schedule 3.20(b), no Advisor Party has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Real Property Lease Agreement nor has any Advisor Party entered into with any other Person any sublease, license or other agreement that relates to the use or occupancy of all or any portion of the real property leased pursuant to the Real Property Lease Agreements (the “Leased Real Property”). The use and operation of the Leased Real Property in the conduct of the business of the Advisor or the Business Assets does not violate in any applicable Law, covenant, condition, restriction, easement, license, Permit or Contract.  No Advisor Party has received any written notice of any pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Leased Real Property.  The Leased Real Property constitutes all of the real property used or occupied by the Advisor Party in connection with the conduct of the business of the Advisor or the Business Assets.

(c)         There is no default by any party under any of the Real Property Lease Agreements, nor does any Advisor Party have Knowledge of any default under any of the Ground Lease Agreements. The Internalization Merger is permitted under each of the Real Property Lease Agreements and Ground Lease Agreements without the need for any consents or approvals of the Landlord/Lessor or Master Landlord/Master Lessor, as applicable. There is no litigation, or to each Advisor Party’s Knowledge, any threatened litigation or disagreements related to any of the Real Property Lease Agreements. There are no tenant improvement allowances or other allowances or similar payments with respect to the Leased Real Property that will not be paid in full at or prior to the Closing. All alterations, installations, repairs and other work required to be performed pursuant to any of the Real Property Leases have been (or will be) completed and paid for in full at or prior to Closing. To the Knowledge of each Advisor Party, all certificates of occupancy and other material permits and licenses with respect to operating Leased Real Property, and all approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Entities having jurisdiction over the Leased Real Property that are required to use or occupy the Leased Real Property or operate the business of the Target Companies and Business Assets as currently conducted thereon, have been issued and are in full force and effect. No Advisor Party has received any written notice from any Governmental Entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit.

Section 3.21        Anti-Corruption; Sanctions; Anti-Money Laundering.

(a)         The Target Companies and each of their respective managers, directors, officers and, to the Knowledge of Advisor Parent, non-officer employees and other Representatives of the Target Companies, are, and for the last five (5) years have been, in compliance with all Anti-Corruption Laws. Neither the Target Companies nor any Person acting on their behalf has (a) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic Government Official, (c) made, offered, authorized or promised any payment or provision of anything of value to any Government Official corruptly to induce action or inaction on the part of the recipient or otherwise improperly influence a decision to award business or provide other favorable advantage or treatment or (d) engaged in any conduct that could be construed as a bribe, kickback, payoff or influence payment of any kind. The books of account and other financial records of the Target Companies (i) are accurate, complete, and correct, (ii) represent actual, bona fide transactions and (iii) have been maintained in accordance with sound business practices, including the maintenance of adequate internal accounting controls. None of the Target Companies has been the subject of any internal or external investigation, litigation, inquiry, allegations, or administrative, enforcement, or other proceedings by any Governmental Entity, bank, or any customer or other business partner regarding actual or alleged violations of any applicable Anti-Corruption Laws.

(b)         None of the Target Companies nor any of their respective managers, directors, officers and, to the Knowledge of Advisor Parent, non-officer employees and other Representatives of the Target Companies is a person with whom dealings are restricted or prohibited by, or are sanctionable under, any economic sanctions or trade restrictions administered or enforced by the U.S. government (including OFAC, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states or Her Majesty’s Treasury (collectively, “Sanctions”), nor is any of the Target Companies or any other Advisor Party (solely with respect to the Business Assets) located, organized or resident in a country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (including Cuba, Iran, North Korea, Syria, the Donetsk, Luhansk and Crimea regions of Ukraine, and the non-Ukrainian government controlled areas of Kherson and Zaporizhzhia of Ukraine). The Target Companies and the other Advisor Parties (solely with respect to the Business Assets) are, and at all times within the past five (5) years have been, in compliance in all material respects with all applicable Sanctions Laws and export control Laws, and there are not now, nor have there been within the past five (5) years, any Actions, allegations, or inquiries pending, expected or, to Advisor Parent’s Knowledge, threatened against the Target Companies or any other Advisor Party (solely with respect to the Business Assets) or the directors or officers thereof concerning violations or potential violations of, or conduct sanctionable under, any Sanctions or applicable export control Laws.

(c)         The Target Companies and the other Advisor Parties (solely with respect to the Business Assets) are in compliance in all material respects with all applicable anti money laundering and financial record keeping and reporting Laws (collectively, “AML Laws”)

(d)         No Action, investigation, or inquiry is pending or, to Advisor Parent’s Knowledge, threatened, alleging violation of applicable Anti-Corruption Laws or AML Laws by any Target Company or any other Advisor Party (solely with respect to the Business Assets), and there are no circumstances which are likely to give rise to any such investigation, litigation, inquiry, allegations or proceedings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF HTI AND MERGER SUB

HTI and Merger Sub hereby jointly and severally represent and warrant to Advisor Parent that:

Section 4.1          Organization and Good Standing. HTI is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of HTI and Merger Sub has all requisite power and authority to carry on its business as now being conducted. Except as would not be material to HTI or Merger Sub, each of HTI and Merger Sub is in compliance with its Organizational Documents.

Section 4.2          Power and Authority; Enforceability. Merger Sub and HTI each have all requisite limited liability company and corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby (including, without limitation, the consummation of the Internalization Merger). The execution and delivery of each of this Agreement and the other Transaction Documents by Merger Sub and HTI and the consummation by Merger Sub and HTI of the transactions contemplated hereby and thereby (including, without limitation, the consummation of the Internalization Merger) have been duly authorized by all requisite action on the part of Merger Sub and HTI. This Agreement and each of the other Transaction Documents have been, or upon execution and delivery will be, duly executed and delivered by Merger Sub and HTI, as applicable, and, assuming the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, will constitute the valid and binding obligations of Merger Sub and HTI, as applicable, enforceable in each case against Merger Sub and HTI in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3          No Conflicts; Required Consents. Except as provided on Schedule 4.3, the execution and delivery of this Agreement and the other Transaction Documents by Merger Sub and HTI does not, and the performance thereby of the transactions contemplated hereby and thereby (including, without limitation, the consummation of the Internalization Merger and the payment of the Merger Consideration) will not, (i) violate, conflict with or result in any breach of any provision of Merger Sub and HTI’s Organizational Documents, (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination, or result in the acceleration, of, or entitle any party to accelerate any obligation of Merger Sub or HTI, or result in the loss of any benefit, or give rise to the creation of any Encumbrance on any property or asset of Merger Sub or HTI under any of the terms, conditions or provisions of any material Contract, indenture, note, instrument or obligation to which any property or asset of Merger Sub or HTI may be bound or subject, or (iii) violate any Law applicable to such Merger Sub or HTI or by or to which any property or asset of Merger Sub or HTI is bound or subject, except in each of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Merger Sub and HTI to consummate the transactions contemplated hereby.

Section 4.4          Tax Status of Merger Sub. Merger Sub has at all times during its existence been properly treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.

Section 4.5          Legal Proceedings. Except as set forth on Schedule 4.5, as of the date of this Agreement, (a) there are no Actions pending or, to HTI’s Knowledge, threatened against HTI or Merger Sub or any material property or asset of HTI or Merger Sub by or before any arbitrator or Governmental Entity, nor is there any material investigation relating to HTI or Merger Sub, any property or asset of HTI or Merger Sub pending or, to HTI’s Knowledge, threatened by or before any arbitrator or Governmental Entity and (b) there is no Order outstanding against HTI or Merger Sub affecting any property or asset of HTI or Merger Sub.

Section 4.6          Brokers. Except as set forth on Schedule 4.6, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HTI or Merger Sub that would be payable by Advisor or the other Advisor Parties (other than the Target Companies).

ARTICLE 5

COVENANTS

Section 5.1          Conduct of Business Prior to the Closing. From the date hereof until the Closing or earlier termination of this Agreement in accordance with ARTICLE 11, except as otherwise expressly provided in this Agreement or the Assignment and Assumption Agreements, the Advisor shall, and Advisor Parent shall cause the Advisor and the other Advisor Parties, as applicable, to: (i) conduct the business of the Advisor in all material respects and the business of any other Advisor Party in all material respects as it relates to the Business Assets, in each case, in the ordinary course, consistent with past practice and in compliance with the requirements of the Advisory Agreement and the Property Management Agreement; (ii) use commercially reasonable efforts to keep available the services of its present officers and employees who provide material services to HTI and its Subsidiaries; and (iii) use commercially reasonable efforts to preserve its relationships with others having business dealings with it relating to the business of the Target Companies or the Business Assets. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, from the date hereof to the Closing, without the prior written consent of HTI (which consent shall not be unreasonably withheld, conditioned or delayed), the Advisor shall not, and Advisor Parent shall cause the Target Companies not to:

(a)         sell, lease, encumber, transfer, license or dispose of (i) any Business Assets other than in the ordinary course of business consistent with past practice or (ii) material properties or assets of any of the Target Companies, except in connection with sales of obsolete assets or surplus assets;

(b)        acquire any property, plant, equipment or other assets from any Person other than in the ordinary course of business consistent with past practice;

(c)         amend or terminate any Identified Contract, other than in the ordinary course of business consistent with past practice;

(d)         fail to timely pay any account payable in the ordinary course of business, other than amounts that are subject to dispute in good faith and for which adequate reserves have been made;

(e)         take any action or fail to take any action, which action or failure would adversely affect HTI’s qualification as a REIT;

(f)         enter into any new line of business;

(g)        create, incur, assume or guarantee any indebtedness, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants) make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(h)        allow the lapse or termination of material policies of insurance unless contemporaneously replaced with comparable policies providing the same coverage;

(i)          change (or permit to be changed) any material accounting or Tax procedure, method or practice (including any material method of accounting for Tax purposes) in a manner that would be binding on the Advisor or the Property Manager following the Closing; make, change or revoke (or permit to be made, changed or revoked) any material Tax election in a manner that would be binding on the Advisor or the Property Manager following the Closing; amend any material Tax Return of the Advisor or the Property Manager; change the Tax classification of the Advisor or the Property Manager; enter into any “closing agreement” with any Taxing Authority in a manner that would be binding on the Advisor or the Property Manager following the Closing; settle or compromise any material Tax claim, audit or assessment; surrender any right to claim a material Tax refund; or waive or extend the statute of limitations in respect of any Tax applicable to Advisor, the Property Manager or the Business Assets (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(j)          increase in any manner the compensation or benefits of any Employee, accelerate vesting of any benefit or payment to any Employee or pay or otherwise grant any benefit with respect to any Employee, or enter into any contract to do any of the foregoing, in each case other than as set forth on Schedule 5.1(j);

(k)         commit to any single or aggregate capital expenditure or commitment in excess of $8,000,000 (on a consolidated basis);

(l)          except as required to consummate the transactions pursuant to this Agreement and the Transaction Documents, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof;

(m)        cancel any debts or waive any claims or rights of relating to the business of the Target Companies or the Business Assets having an individual or aggregate value in excess of $800,000;

(n)        enter into any lease for real property or assign its rights under, amend or terminate any lease with respect to real property;

(o)        issue, sell, pledge, encumber or grant any equity interests of any of the Target Companies, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any equity interests of any of the Target Companies, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any equity interests of any of the Target Companies or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for, any equity interests of any Target Company or any other securities in respect of, in lieu of, or in substitution for, the equity interests of any Target Company;

(p)         reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any equity interests of any Target Company or declare or pay any dividends or make any other distribution to the direct or indirect equityholders of any Target Company;

(q)         initiate any claim, action, suit or proceeding or settle or compromise any claim, action, suit or proceeding pending or threatened against it or relating to the Target Companies or the Business Assets, other than any such settlement or compromise that involves solely payment of money damages in an amount not in excess of $800,000 individually or $1,600,000 in the aggregate that is paid prior to the Closing; provided, however, for the avoidance of doubt, that none of the Advisor Parties nor any of their Subsidiaries shall agree to, or shall settle, any claim, action, suit or proceeding if the settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Advisor or the Business Assets;

(r)         enter into a collective bargaining agreement or any other agreement with a union, works council or other labor organization;

(s)         hire or terminate any executive officer or director of any Employer or the Advisor other than (i) a termination for cause or (ii) due to role elimination, enter into any transaction or any contract with any Employee, or promote or appoint any Person to a position of executive officer or director of the Advisor or Employer; in each case other than (w) as set forth on Schedule 5.1(s), (x) in the ordinary course of business, (y) to replace any departing officer, employee or director or (z) if such executive officer or director’s employment or service can be terminated upon not more than 30 days’ notice or without payment in excess of $500,000;

(t)         make or authorize any change in its Organizational Documents;

(u)        abandon, encumber, assign, convey title (in whole or in part), exclusively license or grant any right or other licenses to Intellectual Property;

(v)         take, or agree or otherwise commit to take, or cause Advisor or the Property Manager to take or to agree or otherwise commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby; or

(w)        take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to prevent the satisfaction of any condition set forth in ARTICLE 8.

Section 5.2          Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its respective reasonable best efforts to take, or cause to be taken, or as appropriate to refrain from taking, all actions, and to do, or cause to be done, or as appropriate to refrain from doing, all things reasonably necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents. In addition, Advisor Parent and Advisor will cooperate with HTI and shall take all steps reasonably requested by HTI to the extent necessary to obtain any third-party consents, waivers and approvals needed to consummate the transactions contemplated hereby; provided, that, except as set forth on Schedule 5.2, neither Advisor Parent nor Advisor shall be required to pay any amounts or provide other consideration to any third party in obtaining any such consents.

Section 5.3          Public Announcements. The Parties shall mutually agree in writing as to the timing and contents of any public announcement or other public communications in respect of this Agreement or the transactions contemplated hereby, including, for the avoidance of doubt, a press release announcing the execution of this Agreement (with each Party to consider the other Parties’ comments with respect to such press release and any other public announcement or public communications in good faith); provided, that this provision shall not limit any Party’s disclosure obligations as required by (i) applicable Law (including, for the avoidance of doubt, any filings pursuant to the Securities Act) or (ii) the rules and regulations of any exchange on which such Party’s or its Affiliates’ securities are traded or listed (in either case, based upon the reasonable advice of counsel). Notwithstanding the foregoing, this Section 5.3 shall not apply to any press release or other public communication to the extent it is substantially consistent with any press release, public announcement or public communication previously issued or disclosed in accordance with this Section 5.3.

Section 5.4          Employee Covenants.

(a)         Prior to the Closing, Advisor Parent shall use commercially reasonable efforts to assign and transfer the employment of the Employees to the Advisor. All such Employees shall commence employment with HTI as of the Closing shall be referred to as “Transferred Employees.” The Parties agree that they shall cooperate in providing appropriate information as to Employees in connection with HTI’s onboarding of Employees.

(b)         During the period commencing on the Closing and ending on the date that is twelve (12) months from the Closing (or, if earlier, the date of the Transferred Employee’s termination of employment with Employer), HTI and the Surviving Entity shall, or shall cause an Affiliate of HTI and Merger Sub to, for each Transferred Employee, (i) maintain his or her respective cash compensation and cash target bonus and (ii) use commercially reasonable efforts to maintain employee group health insurance benefits and defined contribution retirement plan benefits that are, in the aggregate, substantially comparable to those provided to the Transferred Employees immediately prior to the Closing. HTI and its Affiliates shall not assume or have any liability with respect to any Benefit Plan established or maintained by Employer.

(c)         HTI and Merger Sub shall, or shall cause their Affiliates to use commercially reasonable efforts to, give each Transferred Employee full credit for such Transferred Employee’s service with Employer (and predecessors, as applicable) prior to the Closing for eligibility and vesting purposes and for purposes of vacation accrual and severance benefit determinations under any Benefit Plans established or maintained by Employer in which the Transferred Employee participates following the Closing to the same extent recognized by Employer immediately prior to the Closing under a comparable Benefit Plan in which the Transferred Employee participated; provided, however, that such service shall not be recognized (i) for purposes of benefits accrual under any defined benefit pension plans or retiree health or welfare plan or arrangement or (ii) to the extent that such recognition would result in a duplication of coverage or benefits with respect to the same period of service. For the avoidance of doubt, all accrued and unused vacation and paid time off of the Transferred Employees shall be transferred to and assumed by HTI and Merger Sub and HTI and Merger Sub shall provide all such unused vacation and paid time off to the Transferred Employees. HTI and Merger Sub shall, or shall cause its Affiliates to use commercially reasonable efforts to, (i) waive any preexisting condition limitations otherwise applicable to Transferred Employees and their eligible dependents under any plan maintained by HTI and Merger Sub or its Affiliates that provides health benefits in which Transferred Employees may be eligible to participate following the Closing; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Transferred Employee and his or her eligible dependents under the health plans in which such Transferred Employee participated immediately prior to the Closing during the portion of the plan year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by HTI and Merger Sub or their Affiliates in which such Transferred Employee is eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Transferred Employee and his or her eligible dependents on or after the Closing, except to the extent such waiting period or requirement would have been applicable under a comparable Benefit Plan in which the Transferred Employee participated immediately prior to the Closing.

(d)         Following the Closing, Advisor Parent agrees to provide to HTI (or a Subsidiary) the services of Advisor Parent’s employees set forth on Schedule 5.4(d) for the purposes of providing transitional services as reasonably requested by HTI on a part-time basis in connection with the transactions contemplated with this Agreement for at least the minimum number of months set forth next to each employee’s name on Schedule 5.4(d) (“Advisor Transition Services Period”); provided, that, in no event shall the Advisor Transition Services Period for any employee exceed nine (9) months. HTI agrees to reimburse Advisor Parent for the base salary, bonus and benefits of each such employee for the Advisor Transition Services Period set forth on Schedule 5.4(d) (to be pro-rated to account for the part-time arrangement), and Advisor Parent agrees not to terminate the employment of such employees other than for cause during the Advisor Transition Services Period. For the purposes of clarity, the Parties acknowledge and agree that if such an employee voluntarily terminates his or her employment, such termination shall not constitute a breach by Advisor Parent of this Section 5.4(d) and that Advisor Parent shall have no obligation to replace such employee.

(e)         Following the Closing, HTI agrees to provide to Advisor Parent (or a Subsidiary) the services of HTI’s employees set forth on Schedule 5.4(e) for the purposes of providing transitional services as reasonably requested by Advisor Parent on a part-time basis in connection with the transactions contemplated with this Agreement for at least the minimum number of months set forth next to each employee’s name on Schedule 5.4(e) (“Company Transition Services Period”); provided, that, in no event shall the Company Transition Services Period for any employee exceed nine (9) months. Advisor Parent agrees to reimburse HTI for the base salary, bonus and benefits of each such employee for HTI Transition Services Period set forth on Schedule 5.4(e) (to be pro-rated to account for the part-time arrangement), and HTI agrees not to terminate the employment of such employees other than for cause during HTI Transition Services Period. For the purposes of clarity, the Parties acknowledge and agree that if such an employee voluntarily terminates his or her employment, such termination shall not constitute a breach by HTI of this Section 5.4(e) and that HTI shall have no obligation to replace such employee.

(f)         On or after the date hereof and prior to the Closing, HTI or one of its Subsidiaries shall establish a retention pool to be granted to employees (“Retention Cash Award”) payable in cash, less applicable taxes, as determined by the Board and/or HTI’s Compensation Committee, subject to such employee’s continued employment on the payout date, which shall not exceed twelve (12) months following the Closing. If such employee’s employment is terminated in a Qualifying Termination, then the Retention Cash Award for such employee shall be paid to such terminated employee within thirty (30) days following the date of such Qualifying Termination. For the avoidance of doubt, HTI shall be solely responsible for the payment of the Retention Cash Award and shall take all actions necessary or desirable to effectuate the foregoing; provided, that such awards may be conditioned on the Closing.

(g)        This Section 5.4 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.4. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, including any Benefit Plan. The Parties acknowledge and agree that the terms set forth in this Section 5.4 shall not create any right in any Transferred Employee or any other Person to any continued employment with HTI and Merger Sub or compensation or benefits of any nature or kind whatsoever.

Section 5.5          Reserved.

Section 5.6          Maintenance of Net Worth. From and after the Closing until the twelve (12) month anniversary of the Closing Date, Advisor Parent shall maintain a net worth of not less than $5,000,000 (the “Certification Period”). Promptly after the end of each fiscal quarter during the Certification Period, Advisor Parent shall deliver to HTI a certificate which demonstrates Advisor Parent’s compliance with this Section 5.6, and promptly after the end of each fiscal year during the Certification Period, Advisor Parent shall deliver to HTI a certification signed by Advisor Parent’s independent accountant that certifies Advisor Parent’s compliance with this Section 5.6.

Section 5.7          Access to Information. From and after the date hereof until the Closing and subject to applicable Law, Advisor Parent shall, and shall direct each of its Affiliates, Subsidiaries and Representatives to, afford to HTI and its Representatives access, during normal business hours, upon reasonable advance prior written notice and in such manner as will not unreasonably interfere with the conduct of the business of the Advisor Parties, to all properties, books and records of the Advisor, and all other information with respect to the business of the Advisor or the Business Assets, together with the opportunity to make copies (at HTI’s expense) of such books, records and other documents and to discuss the business of the Advisor or the Business Assets with such members of management, officers, directors, counsel, accountants and other Representatives for the Advisor Parties as HTI and its Representatives may reasonably request in writing, and the Advisor Parties shall use their commercially reasonable efforts to direct such members of management, officers, directors, counsel, accountants and other Representatives to reasonably cooperate with HTI and its Representatives in connection therewith. Notwithstanding the foregoing provisions of this Section 5.7, the Advisor Parties shall not be required to, or to cause any of their Affiliates or Subsidiaries to, grant access or furnish information to HTI or its Representatives to the extent that (i) such access would jeopardize attorney/client or attorney work product privilege, taking into account whether HTI is willing to enter into a customary joint defense agreement or similar arrangement or (ii) such access or the furnishing of such information is prohibited by applicable Law. In the event the Advisor Parties do not provide access or information pursuant to clause (i) or (ii) of the preceding sentence, Advisor Parent will provide notice to HTI that such information is being withheld, and Advisor Parent will cause such entity to use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that will not violate the applicable privilege or applicable Law and, if applicable, seek a waiver of any applicable third-party restrictions.

Section 5.8          Post-Closing Asset Transfers. To the extent that HTI or the Advisor discovers following the Closing that any Business Asset that was intended to be transferred pursuant to this Agreement was not transferred at the Closing, Advisor Parent shall or shall cause its Affiliates to promptly assign and transfer to the Advisor all right, title and interest in such asset.

Section 5.9          Further Assurances. Following the Closing, each of the Parties shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.10        D&O Tail Policy. HTI shall cause the Surviving Entity to maintain the D&O Tail Polices in full force and effect for its full term.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1          Tax Matters.

(a)         Tax Returns. Advisor Parent will prepare and file, or cause to be prepared and filed, all Tax Returns that are filed or required to be filed with respect to or otherwise include the activities of the Advisor or the Property Manager for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Returns”). All Pre-Closing Returns required to be filed by the Advisor or the Property Manager will be prepared in accordance with past practices of the Advisor or the Property Manager (as applicable), unless otherwise required by applicable Law. HTI will cooperate with Advisor Parent in filing Pre-Closing Returns, including causing the Advisor and the Property Manager to sign Pre-Closing Returns, as necessary. Advisor Parent shall provide drafts of Pre-Closing Returns required to be filed by the Advisor and the Property Manager to HTI as soon as reasonably practicable, but at least ten (10) days, prior to the due date for filing such Pre-Closing Returns, and Advisor Parent shall consider in good faith any reasonable comments provided from HTI prior to such due date. Advisor Parent shall timely pay all Taxes shown as due on the Pre-Closing Returns.

(b)        Other Tax Returns. HTI shall cause to be prepared and timely filed any Tax Returns required to be filed by the Advisor or the Property Manager relating to a Straddle Period (all such Tax Returns, the “Company Returns”). Any such Company Returns shall be prepared in a manner consistent with past practice of the Advisor or the Property Manager (as applicable), unless otherwise required by applicable Law. HTI shall provide drafts of any Company Returns to Advisor Parent at least ten (10) days prior to the due date for filing such Company Returns and Advisor Parent shall have such ten (10)-day period to review and provide comments to Company Returns, which comments shall be considered by HTI in good faith. Advisor Parent shall pay to HTI the amount of any Taxes that relates to the pre-Closing portion of a Straddle Period (as determined under Section 6.1(c)) reflected on a Company Return at least three (3) days before payment of such Taxes (including estimated Taxes) is due to the relevant Governmental Entity.

(c)         Straddle Period Allocation. For any Tax payable for a Straddle Period, the portion of such Tax that relates to the pre-Closing portion of the Straddle Period will be: (i) in the case of Taxes based upon or related to income or receipts and payroll Taxes, equal to the amount that would be payable if the relevant Tax period ended on the Closing Date; and (ii) in the case of all other Taxes, equal to the amount of such Tax for the entire Straddle Period, multiplied by the number of calendar days in the pre-Closing portion of the Straddle Period (including the Closing Date) and divided by the total number of calendar days in the entire Straddle Period. The portion of any Tax for a Straddle Period that is allocated to the post-Closing portion of a Straddle Period will equal the balance of the Tax attributable to the Straddle Period.

(d)         Tax Refunds. Advisor Parent shall be entitled to any refund of Taxes (or credit in lieu thereof if and when the credit reduces Taxes payable) that are attributable to a Pre-Closing Tax Period. To the extent HTI or any of its Affiliates (including the Advisor or the Property Manager following the Closing) recovers any such refund (or credit in lieu thereof if and when the credit reduces Taxes payable), it shall promptly pay such refund (or credit in lieu thereof if and when the credit reduces Taxes payable) to Advisor Parent (net of any reasonable and documented out-of-pocket costs and additional Taxes HTI or any of its Affiliates (including the Advisor or the Property Manager following the Closing) incurs as a result of the receipt of such refund (or credit in lieu thereof if and when the credit reduces Taxes payable)).

(e)         Tax Sharing Agreements. All tax sharing or similar agreements of the Advisor or the Property Manager, on the one hand, and Advisor Parent, its Affiliates or any third party, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Advisor nor the Property Manager shall be bound thereby or have any liability thereunder.

(f)         Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby, along with any filing expenses relating thereto (“Transfer Taxes”) will be borne by HTI. Each Party hereby agrees to file in a timely manner all necessary documents (including any related Tax Returns) with respect to all such amounts for which such Party is so liable and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. Each Party shall provide the other Party with evidence satisfactory to such other Party that such Transfer Taxes have been paid by such Party.

(g)        Tax Cooperation. After the Closing, the Parties will cooperate in good faith with respect to the preparation and filing of all Tax Returns (including claims for refund of Taxes) and any Action with respect to Taxes. Each Party will make its respective relevant books and records (including work papers in the possession of its respective accountants), personnel and other materials relevant to the preparation of such Tax Returns or Tax Actions available for inspection and copy by the other Parties (or their duly appointed representatives), at the requesting Party’s expense, at reasonable times during normal business hours. Until the end of the applicable statute of limitation, the Parties will not destroy or otherwise dispose of any such record without first providing the other Parties a reasonable opportunity to review and copy such record.

(h)        Tax Withholding. Notwithstanding any other provision in this Agreement, HTI shall have the right to deduct and withhold any Taxes required to be deducted and withheld under applicable Law from any payments to be made hereunder. To the extent that amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Advisor Parent or any other recipient of payment in respect of which such deduction and withholding was made. Each Party shall endeavor in good faith to reduce or eliminate any such deduction and withholding, including by providing the other Parties advance notice of any intention to so deduct and withhold, and by providing any applicable Tax forms and certifications that it is legally entitled to provide.

Section 6.2          Waiver of Employee Non-Compete, Non-Solicitation. The Parties acknowledge and agree that, with respect to any Employee, effective as of the date of this Agreement and lasting until the Closing or the termination of this Agreement in accordance with its terms, any Non-Solicitation Covenant is hereby waived by the Employer with respect to HTI for the limited purpose of retaining such Employee in connection with the Internalization Merger. To the extent an Employer is not party to this Agreement, a separate agreement shall be executed and delivered by such Employer effectuating the terms of this Section 6.2.

Section 6.3          Assignment of Business Assets.

(a)         Notwithstanding anything to the contrary in this Agreement, to the extent that any sale, transfer, conveyance or assignment or attempted sale, transfer, conveyance or assignment of any Identified Contract (other than the Shared Contracts which are subject to Section 6.5) or other Business Asset to be sold, transferred, conveyed or assigned to the Advisor, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the “Interests”), would result in a violation of applicable Law or constitute a breach under such Identified Contract or with respect thereto, or such Interest is not capable of being sold, transferred, conveyed or assigned without any consent, approval or authorization of a Person who is not a Party or an Affiliate of a Party which has not been obtained by (or does not remain in full force and effect at) the Closing, this Agreement shall not constitute a sale, transfer, conveyance or assignment thereof, or an attempted sale, transfer, conveyance or assignment thereof, unless and until such Interest (a “Retained Interest”) can be sold, transferred, conveyed and assigned without such a violation or breach or such consent, approval or authorization is obtained, at which time such Retained Interest shall be deemed to be sold, transferred, conveyed and assigned for no additional consideration and shall cease to be a Retained Interest. Upon written request of HTI, Advisor Parent shall use its commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to expend money or offer or grant any financial or other accommodation to any third party or commence litigation) to obtain any such consent, approval or authorization as promptly as reasonably practicable after the Closing Date.

(b)        To the extent any of the consents, approvals or authorizations necessary to sell, transfer, convey or assign any Interest has not been obtained (or does not remain in full force and effect) as of the Closing, Advisor Parent shall, while such Interest remains a Retained Interest, (i) provide all services under any Identified Contract that is a Retained Interest (each, a “Non-Assignable Contract”) requested by HTI directly to HTI and the Target Company at cost, without markup, and (ii) HTI and Advisor Parent shall otherwise use their commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to expend money or offer or grant any financial or other accommodation to any third party or commence litigation) to (A) cooperate in any reasonable and lawful arrangements designed to provide the benefits of any Retained Interest other than Non-Assignable Contract to HTI or the Advisor and (ii) enforce, at the request of HTI and at its expense, any rights of the Advisor Parties arising from such Retained Interest against the counterparties thereof or the other party or parties thereto (including the right to elect to terminate any such Retained Interest in accordance with the terms thereof upon the request of HTI). In connection with any such arrangement, HTI shall reimburse Advisor Parent for (x) its pro rata share of any costs and expenses actually incurred and paid by Advisor Parent to the counterparty under a Non-Assignable Contract while services thereunder are being provided to HTI and the Target Companies in proportion to the amount of services provided by Advisor Parent to HTI and the Target Companies as compared to the total amount of services paid for by Advisor Parent under such Identified Contract during such time and (y) any costs and expenses actually incurred by Advisor Parent in connection with the performance of any mutually agreeable arrangement or that otherwise would have been incurred by HTI or its Affiliates had such Interest (other than a Non-Assignable Contract) been assigned, transferred or conveyed as contemplated by this Agreement, including any Liability arising out of HTI’s failure to perform thereunder (such costs and expenses, the “Alternative Arrangement Costs”). Advisor Parent shall, at Advisor Parent’s expense, hold in trust for and pay to HTI promptly upon receipt thereof, such Retained Interests and all income, proceeds and other monies received by Advisor Parent to the extent related to such Interests in connection with the arrangements under this Section 6.3(b). Advisor Parent shall be permitted to set off against such amounts all Alternative Arrangement Costs.

Section 6.4          Shared Contracts.

(a)         The Parties acknowledge that Advisor Parent and its Subsidiaries (including the Advisor) are parties to certain of the Identified Contracts (collectively, the “Shared Contracts”) that relate in part to both (i) the operations or conduct of the business of the Target Companies and (ii) the operations or conduct of the business of Advisor Parent and its Subsidiaries other than the operations or conduct of business of the Target Companies (the “Retained Businesses”). Advisor Parent and HTI shall cooperate with each other and use their respective commercially reasonable efforts prior to the Closing (i) to cause each Shared Contract to be apportioned including by obtaining the consent of such counterparty to enter into a new Contract or amendment, or splitting or assigning in relevant part such Shared Contract), effective as of the Closing, between the Target Companies, on the one hand, and Advisor Parent and its Subsidiaries other than the Target Companies, on the other hand, pursuant to which Advisor Parent and its Subsidiaries other than the Target Companies will assume all of the rights and obligations under such Shared Contract that relate to the Retained Businesses, on the one hand, and the Advisor will assume all of the rights and obligations under such Shared Contract that relate to the business of the Target Companies, on the other hand, and (ii) in the case of Advisor Parent and its Subsidiaries other than the Target Companies, to cause the applicable counterparty to release the Target Companies, as applicable, from the obligations of Advisor Parent and its Subsidiaries other than the Target Companies arising after the Closing Date under the portion of the Shared Contract apportioned to Advisor Parent and its Subsidiaries other than the Target Companies and, in the case of the Target Companies, to cause the applicable counterparty to release Advisor Parent and its Subsidiaries other than the Target Companies from the obligations of the Target Companies arising after the Closing Date under the portion of the Shared Contract apportioned to the Target Companies. Notwithstanding the foregoing, Advisor Parent shall not, and shall ensure that its Affiliates do not, enter into a new contract, or amend, split, assign or terminate any Shared Contract, make any payment or grant any concession for the purpose of entering into a new Contract, or amending, splitting, assigning or terminating any Shared Contract, in each case, without the prior written consent of HTI. With respect to any Shared Contract for which the arrangements described in this Section 6.4(a) could not be entered into prior to the Closing, Advisor Parent shall provide all services under such Shared Contracts requested by HTI directly to HTI and the Target Company at cost, without markup, for a transitional period to be no longer than nine (9) months, and HTI shall reimburse Advisor Parent for its pro rata share of any costs and expenses actually incurred and paid by Advisor Parent to the counterparty under such Shared Contract in proportion to the amount of services provided by Advisor Parent to HTI and the Target Companies as compared to the total amount of services paid for by Advisor Parent under such Shared Contract during such transitional period.

(b)        From and after the Closing, (x) HTI shall indemnify and hold harmless Advisor Parent and its Subsidiaries against all Losses arising from or relating to the portion of any Contract apportioned to the Target Companies, (y) Advisor Parent shall indemnify and hold harmless HTI and its Subsidiaries (including the Target Companies) against all Losses arising from or relating to the portion of any Shared Contract apportioned to Advisor Parent and its Subsidiaries other than the Target Companies and (z) HTI and the Target Companies shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect any member of Advisor Parent and its Subsidiaries without Advisor Parent’s prior written consent, and Advisor Parent and its Subsidiaries shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect HTI or the Surviving Entities without HTI’s prior written consent.

Section 6.5          Advisory Agreement and Property Management Agreement. The Parties acknowledge and agree that, at the Closing, the Advisory Agreement and the Property Management Agreement shall each be terminated in accordance with their respective terms; provided, that the Parties shall, and Advisor Parent shall cause the Property Manager to, continue to duly perform their respective obligations under the Advisory Agreement and the Property Management Agreement until such termination. Notwithstanding the foregoing, the Parties acknowledge and agree that as contemplated in the Advisory Agreements and the Property Management Agreement, any and all obligations that survive the Closing and the terminations thereof shall survive in accordance with their respective terms (including, for the avoidance of doubt and without limiting the generality of this sentence, Section 20 of the Advisory Agreement in favor of each Indemnitee (as defined therein; provided, that the Parties acknowledge and agree that each of Advisor Parent and its Affiliates, officers, directors, managers, employees, executors, administrators, estate, successors, heirs and assigns (as applicable) shall be deemed to be an Indemnitee for all purposes of indemnification under the Advisory Agreement), Section 21 of the Advisory Agreement in favor of HTI and the Operating Partnership and Section 5.4 and 6.2 of the Property Management Agreement). In addition, notwithstanding anything to the contrary in this Agreement or in any of the Contracts listed on Schedule 6.5, each of the provisions related to indemnification set forth in each of the Contracts listed on Schedule 6.5 shall survive the Internalization Merger. The Parties acknowledge that the provisions of this Section 6.5 are for the benefit of any of Advisor Parent, its Affiliates other than the Target Companies, HTI and its Affiliates (including the Target Companies) entitled to indemnification pursuant to the Advisory Agreement and the Property Management Agreement, and such Persons are intended as an express third-party beneficiary of the provisions of this Section 6.5 and shall have the right, exercisable in their sole discretion, to enforce the terms and conditions of this Section 6.5.

Section 6.6          Release.

(a)         From and after the Closing, Advisor Parent agrees, on behalf of itself and its Affiliates, officers, directors, managers, employees, executors, administrators, estate, successors, heirs and assigns (as applicable) (collectively, the “Releasing Parties”), that none of the Advisor or the Property Manager or the current or former officers and directors of the Advisor or the Property Manager (solely in such capacities) as of or prior to the Closing Date (the “Released Parties”) shall have any liability or responsibility to any of the Releasing Parties from and after the Closing, and each of the Releasing Parties, hereby unconditionally, absolutely, generally, irrevocably and completely releases, remises, relinquishes, waives and forever discharges the Released Parties from any obligations or liability arising out of, or relating to, any matter, occurrence, action or activity prior to the Closing, except for (i) any right, claim or entitlement of such Releasing Party under this Agreement and the other Transaction Documents, including the Fraud of any Person, (ii) any obligation of the Advisor under its Organizational Documents to indemnify such Releasing Party as a director, officer, manager or employee or any insurance policy of the Advisor with respect thereto, (iii) the indemnification provisions under the Advisory Agreement and the other agreements identified on Schedule 6.5 contemplated to survive pursuant to Section 6.5 and (iv) any claims which cannot be released as a matter of applicable Law.

(b)         The foregoing releases extend to any and all claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity. As of the Closing, each Releasing Party (in its capacity as such) hereby irrevocably agrees to refrain from, directly or indirectly, asserting, commencing, instituting or causing to be commenced, any Action, of any kind against any applicable Released Party, based upon any matter purported to be released hereby. The Releasing Parties (in their respective capacities as such) hereby explicitly waive all rights with respect to the foregoing releases under the provisions of Section 1542 of the California Civil Code, which section provides in pertinent part: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” The Releasing Parties (in their respective capacities as such) agree that no provision of Section 1542 of the California Civil Code shall affect the validity or scope of any other aspect of the foregoing releases. The Releasing Parties (in their respective capacities as such) hereby expressly waive any and all rights with respect to the foregoing releases which they may have under any other provision of state or federal Law providing the same or similar effect.

ARTICLE 7

SURVIVAL; INDEMNIFICATION; NON-RELIANCE

Section 7.1          Survival of Representations, Warranties, Covenants and Agreements. The Parties, intending to modify the applicable statute of limitations, agree that each of the representations and warranties, and each of the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance at or prior to the Closing), of the Parties set forth in this Agreement and in any certificate delivered pursuant hereto or thereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, except as specifically set forth below:

(a)         the representations and warranties set forth in ARTICLE 3 and ARTICLE 4 of this Agreement and any certificate delivered pursuant hereto shall survive until the first (1st) anniversary of the Closing Date;

(b)        all covenants and other agreements made by or obligating any Party contained in this Agreement, the performance of which is specified to occur on, at or prior to the Closing (other than those set forth in Section 5.4(a)), will terminate effective immediately as of the Closing, such that no claim for breach of such covenant or agreement may be brought after the Closing, other than in respect of Fraud;

(c)        all covenants and other agreements made by or obligating any Party contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing until performed in full or the obligation to perform shall have expired in accordance with the terms of this Agreement; and

(d)        the obligations of Advisor Parent to indemnify the HTI Indemnified Parties pursuant to Section 7.2(c) shall survive until the first (1st) anniversary of the Closing Date.

Section 7.2          Advisor Parent Indemnification. From and after the Closing, subject to the other provisions of this ARTICLE 7, Advisor Parent agrees to indemnify, defend, and hold HTI and its Affiliates (other than Advisor Parent and its Subsidiaries) and its and their respective officers, directors, stockholders, partners, managers, and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, an “HTI Indemnified Party”), harmless from and against any and all Losses incurred by any HTI Indemnified Party arising from, as a result of, in connection with, or relating to:

(a)         the breach of any representation or warranty made by Advisor Parent or Advisor contained in ARTICLE 3 of this Agreement or in any certificate delivered pursuant hereto;

(b)         the breach or failure to perform any covenant or agreement made or undertaken by Advisor Parent in this Agreement;

(c)         any (i) Taxes relating to, or arising in connection with, the Target Companies or the Business Assets with respect to (or relating to any event, election, circumstance or transaction occurring in) any Pre-Closing Tax Period, (ii) Taxes of or with respect to Advisor Parent or its Affiliates, stockholders, partners, managers, and members (excluding the Target Companies) with respect to any Tax period, (iii) Taxes of any Person imposed on a Target Company under Treasury Regulations Section 1.1502-6 (or any similar provision of any other applicable Law), as a transferee or successor, by Contract, or otherwise, in each case of this clause (iii), as a result of an event or transaction occurring on or before the Closing Date, or (iv) withholding Taxes imposed on or otherwise due with respect to any payment to Advisor Parent or its respective Affiliates under this Agreement; and

(d)         any Advisor Closing Amount to the extent not factored into the amounts paid pursuant to Section 2.2(b) or Section 2.3(d).

Section 7.3          HTI Indemnification. From and after the Closing, subject to the other provisions of this ARTICLE 7, HTI agrees to indemnify, defend and hold Advisor Parent and its Affiliates (other than HTI and its Subsidiaries) and its and their respective officers, directors, stockholders, partners, managers, and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, an “Advisor Parent Indemnified Party”), harmless from and against any and all Losses incurred by any Advisor Parent Indemnified Party arising from, as a result of, in connection with, or relating to:

(a)         the breach by HTI of any representation or warranty made by HTI contained in ARTICLE 4 or in any certificate delivered pursuant hereto;

(b)         the breach or failure to perform any covenant or agreement made or undertaken by HTI in this Agreement; and

(c)         any HTI Closing Amount to the extent not factored into the amounts paid pursuant to Section 2.2(b) or Section 2.3(d).

Section 7.4          Indemnification Procedures.

(a)         Upon receipt by an Advisor Parent Indemnified Party or an HTI Indemnified Party, as the case may be (the “Indemnified Party”), of notice or information from a Third Party of any Action, claim, demand or assessment against such Indemnified Party that could reasonably be expected to give rise to a claim for Losses under this ARTICLE 7 (a “Third Party Claim”), the Indemnified Party shall, as quickly as is practicable (but in any event within thirty (30) days after becoming aware of an indemnification claim) and by the most expeditious means available (promptly confirmed in writing), deliver notice thereof to HTI and the Target Companies, on the one hand, or Advisor Parent, on the other hand, as the case may be (the “Indemnifying Party”), indicating with reasonable particularity the nature of such Third Party Claim, the basis therefor and such additional relevant information in the Indemnified Party’s possession that the Indemnifying Party may reasonably request; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. The Indemnifying Party will have thirty (30) days after its receipt of such notice of a Third Party Claim (the “Notice Period”) to notify the Indemnified Party whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party with respect to such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against the Third Party Claim, the Indemnifying Party will have the right to control the defense of such matter by all appropriate proceedings and with counsel of its own choosing and at its sole cost and expense; provided, that the Indemnifying Party shall not have the right to control the defense of any matter that (i) arises in connection with a criminal Action or seeks an injunction or other equitable relief against the Indemnified Party or (ii) would reasonably be likely to result in Losses that are greater than 150% of the amount in respect of which the Indemnifying Party could be obligated to provide indemnification under this Agreement in respect of the applicable Third Party Claim. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Third Party Claim, or after electing to defend fails to timely commence or reasonably pursue such defense, in each case, without curing such failure within thirty (30) days of receiving notice of such failure from the Indemnified Party, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle, the matter all on behalf, for the account, and at the risk, of the Indemnifying Party, and the Indemnifying Party shall reimburse the Indemnified Party for all out-of-pocket, reasonable and documented legal costs incurred by the Indemnified Party in connection therewith; provided, however, that any such compromise or settlement (i) consists solely of money damages to be borne by the Indemnifying Party (subject to the limitations set forth in this ARTICLE 7), (ii) contains as an unconditional term thereof a full and complete release of the Indemnifying Party and the Indemnified Party by the Third Party and (iii) does not include any statement as to or any admission of fault or wrongdoing by or on behalf of, sanction against or restriction on the conduct or operation of any business by, any Indemnifying Party or any Affiliate thereof. If the Indemnifying Party has assumed the defense of a Third Party Claim, (i) it shall reasonably proceed with such defense and promptly notify the Indemnified Party if it proposes to compromise or settle such Third Party Claim for the account, or at the risk, of the Indemnifying Party and (ii) it shall have the right to compromise or settle such Third Party Claim (A) without the prior consent of the Indemnified Party so long as such compromise or settlement (x) consists solely of money damages to be borne by the Indemnifying Party, (y) contains a full and complete release of the Indemnified Party by the Third Party and (z) does not include any statement as to or any admission of fault or wrongdoing by or on behalf of, sanction against or restriction on the conduct or operation of any business by, any Indemnified Party or any Affiliate thereof, or (B) in any other case, subject to the consent of the Indemnified Party. If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall have the right to participate in the defense with counsel selected by it at its own cost and expense (unless there exists a material conflict of interest with the Indemnifying Party controlling the defense which, as advised in writing by counsel to the Indemnified Party, would make such separate representation advisable or if one or more legal defenses or counterclaims are available to the Indemnified Party which are different form or additional to those available to the Indemnifying Party, in which case the Indemnifying Party shall be liable for the out-of-pocket, reasonable and documented legal costs incurred by the Indemnified Party in connection with such participation but the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim (other than local counsel)), and its counsel shall reasonably cooperate with the Indemnifying Party and its counsel; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder.

(b)         In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under a Transaction Document that does not involve a Third Party Claim, the Indemnified Party shall, as quickly as is practicable (but in any event within thirty (30) days after becoming aware of an indemnification claim) and by the most expeditious means available (promptly confirmed in writing), deliver notice thereof to the Indemnifying Party, indicating with reasonable particularity the nature of such claim, the basis therefor and such additional relevant information in the Indemnified Party’s possession that the Indemnifying Party may reasonably request; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may be resolved by litigation before an appropriate Governmental Entity of competent jurisdiction.

(c)            Each Party shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder. The Party controlling the settlement or defense of a Third Party Claim shall keep the Indemnifying Party or the Indemnified Party, as applicable, advised of the status of such Third Party Claim and fees incurred with respect thereto, on a reasonably current basis, and shall consider in good faith recommendations made by the non-controlling Party with respect thereto.

Section 7.5          Limitations.           Notwithstanding anything to the contrary contained in this Agreement:

(a)         (i) No HTI Indemnified Party will be entitled to indemnification under Section 7.2(a) of this Agreement for any Losses which, individually considered, are lower than an amount equal to $10,000 (the “De Minimis Exclusion”); provided, however, that a series of claims or multiple claims for Losses arising out of the same or substantially the same set of facts or circumstances shall be deemed to have arisen from a single event subject to indemnification for purposes of determining the foregoing De Minimis Exclusion; (ii) no HTI Indemnified Party will be entitled to indemnification under Section 7.2(a) unless such HTI Indemnified Party has incurred Losses in excess of $250,000 (the “Deductible”), in which case such HTI Indemnified Party will be entitled to indemnification under Section 7.2(a) of this Agreement only to the extent the aggregate Losses with respect to such claims exceed the Deductible; provided, however, that neither the De Minimis Exclusion nor the Deductible shall apply to Losses with respect to (A) the breach of any Advisor Fundamental Representations or (B) Fraud; and (iii) notwithstanding anything to the contrary in this Agreement, other than in respect of Fraud, the maximum aggregate liability of Advisor Parent pursuant to this ARTICLE 7 shall not exceed $5,000,000 (the “Cap”).

(b)         (i) No Advisor Parent Indemnified Party will be entitled to indemnification under Section 7.3(a) of this Agreement for any Losses which, individually considered, are lower than the De Minimis Exclusion; provided, however, that a series of claims or multiple claims for Losses arising out of the same or substantially the same set of facts or circumstances shall be deemed to have arisen from a single event subject to indemnification for purposes of determining the foregoing De Minimis Exclusion; (ii) no Advisor Parent Indemnified Party will be entitled to indemnification under Section 7.3(a) unless such Advisor Parent Indemnified Party has incurred Losses in excess of the Deductible, in which case such Advisor Parent Indemnified Party will be entitled to indemnification under Section 7.3(a) of this Agreement only to the extent the aggregate Losses with respect to such claims exceed the Deductible; provided, however, that neither the De Minimis Exclusion nor the Deductible shall apply to Losses with respect to (A) the breach of any HTI Fundamental Representations or (B) Fraud; and (iii) notwithstanding anything to the contrary in this Agreement, other than in respect of Fraud, the maximum aggregate liability of HTI pursuant to this ARTICLE 7 shall be equal to the Cap.

(c)         Notwithstanding anything to the contrary herein, for the purposes of determining whether there has been a breach of any representation or warranty, and in calculating the amount of any Loss with respect to any such breach, any qualification in such representation or warranty referencing the terms “material,” “materiality,” “Material Adverse Effect,” “in all material respects” or words of similar import shall be disregarded.

(d)         The amount of any Loss for which indemnification is provided under this ARTICLE 7 shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any Third Party and (ii) insurance proceeds (net of reasonable and documented out-of-pocket recovery costs and any increase in insurance premiums actually realized by such Indemnified Party or such Affiliates in procuring such proceeds) or other sources of reimbursement received, which shall be an offset against such Loss. The Indemnified Party shall use commercially reasonable efforts to seek recovery from all such sources to minimize any Loss for which indemnification is provided under this ARTICLE 7. If the amount to be netted hereunder from any payment required under this ARTICLE 7 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE 7 had such determination been made at the time of such payment.

(e)         Notwithstanding anything to the contrary contained herein, an Indemnified Party’s right to indemnification, payments of Losses or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time by any Party, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on such representations, warranties, covenants and agreements.

(f)          Each Indemnified Party must (and will cause its Affiliates to) use commercially reasonable efforts to avoid or mitigate any Loss that it may suffer in consequence of any fact, matter or circumstance giving rise to a claim for indemnification under this Agreement or likely to give rise to a claim for indemnification under this Agreement.

(g)         Any indemnity payment made pursuant to this ARTICLE 7 shall be calculated on an after Tax basis, and to the extent required, be increased by such additional amounts as will be required to ensure that on a cash basis the Indemnified Party is fully compensated for any indemnifiable Loss after the payment of any Taxes required to be paid on such indemnity payment. Any indemnification payments under this Agreement shall be treated as a payment to cover actual Losses for any and all purposes, including for the purposes of Tax payments and filings.

(h)         Where substantially the same events or circumstances qualify under one or more single or multiple claims or under one or more provisions of this Agreement, no Indemnified Party shall be entitled to double or duplicative recovery of Losses arising out of such events or circumstances, or to calculate its Losses by duplicating or double counting its Losses arising out of such events or circumstances. For the avoidance of doubt, if an Indemnified Party is entitled to bring the claim under more than one provision of this Agreement, such Indemnified Party may choose at its sole and absolute discretion the provision or provisions under which it seeks indemnification.

Section 7.6          Adjustment to Purchase Price.          All indemnification payments made pursuant to this ARTICLE 7 will be treated as an adjustment to the Merger Consideration for all purposes, and shall be treated as such by the Parties on their respective Tax Returns and in any communications with any Taxing Authorities, unless otherwise required by applicable Law.

Section 7.7          Exclusive Remedy.          The Parties acknowledge and agree that if the Closing occurs, the remedies provided for in ARTICLE 7 of this Agreement shall be the Parties’ sole and exclusive remedies with respect to the subject matter of this Agreement, other than for a claim of Fraud. The Parties further acknowledge and agree that nothing in this Agreement shall limit the rights of the Parties to seek equitable remedies (including injunctive relief or specific performance). It is the Parties’ intention that the indemnification provisions set forth in ARTICLE 7 shall control and determine the Parties’ respective rights and obligations concerning any claims with respect to the Business Assets and the matters contemplated by this Agreement.

Section 7.8          Nature of Damages.          Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, exemplary, or other similar damages, for any breach or default under, or any act or omission arising out of, or in any way relating to, this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby, under any form of action whatsoever, whether in contract or otherwise, except to the extent awarded to a Third Party in connection with a Third Party Claim.

ARTICLE 8

CONDITIONS TO THE CLOSING

Section 8.1          Conditions to Obligations of Each Party. The respective obligations of each Party to effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver (where permitted) at or prior to the Closing of each of the following conditions:

(a)          No Injunction. No Governmental Entity of competent jurisdiction shall have issued any Order that is in effect, and no Law shall have been enacted or promulgated, that renders the transactions contemplated hereunder illegal, or prohibits, enjoins, restrains or otherwise prevents or delays the transactions contemplated hereunder.

(b)         Governmental Approvals. The Parties shall have obtained any necessary approvals or consents from any Governmental Authority.

Section 8.2          Conditions to Obligations of HTI and Merger Sub.

(a)         Representations and Warranties. (i) The representations and warranties set forth in Article 3, other than the Advisor Fundamental Representations and the representation and warranty set forth in Section 3.7(a) (disregarding all qualifications set forth therein relating to “materiality,” “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date except, in each case, where the failure to be so true and correct would not have a Material Adverse Effect, (ii) each of the Advisor Fundamental Representations (disregarding all qualifications set forth therein relating to “materiality,” “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date and (iii) the representation and warranty set forth in Section 3.7(a) (disregarding all qualifications set forth therein relating to “materiality,” “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time.

(b)         Agreements and Covenants. Advisor Parent and Advisor shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)         Officer’s Certificate. Each of Advisor Parent and Advisor shall have delivered to HTI and Merger Sub a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of each of Advisor Parent and Advisor, certifying to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)         Closing Documentation. Advisor Parent and Advisor, as applicable, shall have delivered to HTI and Merger Sub the items to be delivered to HTI and Merger Sub set forth in Section 1.3(a).

(e)         Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 8.3          Conditions to Obligations of Advisor Parent and the Advisor.

(a)         Representations and Warranties. (i) The representations and warranties set forth in ARTICLE 4 of this Agreement, other than HTI Fundamental Representations (disregarding all qualifications set forth therein relating to “materiality” or other qualifications based on the word “material” or similar phrases) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date except, in each case, where the failure to be so true and correct would not materially and adversely affect the ability of HTI and Merger Sub to consummate the transactions contemplated hereby and (ii) each of HTI Fundamental Representations (disregarding all qualifications set forth therein relating to “materiality,” “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date.

(b)         Agreements and Covenants. HTI and Merger Sub shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)         Officer’s Certificate. Each of HTI and Merger Sub shall have delivered to Advisor Parent and the Advisor a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of each of HTI and Merger Sub, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)         Closing Documentation. HTI shall have delivered to Advisor Parent the items to be delivered to Advisor Parent set forth in Section 1.3(b).

ARTICLE 9

GENERAL

Section 9.1          Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

Section 9.2          Interpretation. For all purposes of the Transaction Documents, except as otherwise specifically stated therein:

(a)         the terms defined in ARTICLE 11 have the meanings assigned to them in ARTICLE 11 and include the plural as well as the singular;

(b)         all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)         pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d)            the words “include” and “including” shall be without limitation and shall be construed to mean “include, but not be limited to” or “including, without limitation”;

(e)         except where the context requires otherwise, references to exhibits, schedules, Articles, Sections and paragraphs shall be references to the exhibits, schedules, Articles, Sections and paragraphs of this Agreement; and

(f)          except where the context requires otherwise, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

Section 9.3          Submission to Jurisdiction; Governing Law. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in Wilmington, Delaware for the purpose of any Action arising out of or based upon any of the Transaction Documents (“Covered Matters”), (b) agree not to commence any Action arising out of, or based upon, any Covered Matters except in the state courts or federal courts located in Wilmington, Delaware and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court. All Covered Matters shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware.

Section 9.4          Amendment. Subject to compliance with applicable Law, the provisions of this Agreement may not be amended, modified or supplemented without the prior written consent of Advisor Parent and HTI.

Section 9.5          Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in Wilmington, Delaware in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 9.6          Assignment. No Transaction Document or any rights or obligations under any of them are assignable without the prior written consent of all of the Parties.

Section 9.7          Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 9.8          Parties in Interest. This Agreement shall be binding upon, and inure to the benefit of, each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except Section 6.6 and ARTICLE 7 shall be for the benefit of the Persons as set forth therein. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any Party to this Agreement.

Section 9.9          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via email to the email address set out below (unless the sender receives a “bounceback” or other failure to deliver message notification), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and other communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

If to Advisor Parent or the Advisor, address to:

AR Global
222 Bellevue Avenue
Newport, RI 02840
Attention: General Counsel

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Jeffrey D. Marell, Megan Ward Spelman
Email: jmarell@paulweiss.com, mspelman@paulweiss.com

If to HTI or Merger Sub, address to:

Healthcare Trust, Inc.

222 Bellevue Avenue

Newport, RI 02840
Attention: Chief Executive Officer
Email: mAnderson@ar-global.com

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, New York 11017

Attention: Joseph Herz
Email: herzj@gtlaw.com

or to such other address or to such other Person as each Party shall have last designated by such notice to the other Parties.

Section 9.10         Expenses. Except as otherwise expressly set forth in this Agreement (including Section 5.7), HTI and Merger Sub shall pay their own expenses and Advisor Parent’s expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its accountants and counsel and of securing third-party consents and approvals required to be obtained by it, without reimbursement from any other Party; provided, that, Advisor Parent’s counsel fees shall not exceed $1,100,000. For the avoidance of doubt, HTI and Merger Sub shall also be responsible for costs associated with assigning contracts, setting up benefits plans and transferring technology and software. For the avoidance of doubt, HTI shall pay for all fees and expenses associated with the D&O Tail Policy. HTI waives the expense cap in Section 1 of Amendment No. 1 to the Advisory Agreement, if applicable (the “Expense Waiver”), and HTI shall pay Advisor Parent any expenses in excess of the Capped Reimbursement Amount (as defined in the Advisory Agreement); provided, that, such excess expenditures shall be approved by the Board (such approval not to be unreasonably withheld) and the Advisor shall provide monthly updates to the Board.

Section 9.11         Representation by Counsel; Interpretation. Advisor Parent, HTI and Merger Sub each acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of HTI, Merger Sub and Advisor Parent.

Section 9.12         Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all Parties remain valid, binding and enforceable. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

Section 9.13         Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

ARTICLE 10

TERMINATION

Section 10.1         Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)         by the mutual written consent of the Parties;

(b)         by any Party, by written notice to the other, if any Governmental Entity of competent jurisdiction shall have issued any Order permanently enjoining, restraining or prohibiting the transactions contemplated hereunder, and such Order shall have become final and non-appealable, if applicable; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any such Person if such Person is then in breach in any material respect of its obligations under this Agreement that has been the principal cause of, or principally resulted in, such Order, restraint or prohibition; or

(c)         by any Party if the Effective Time shall not have occurred on or before June 28, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement that has been a principal cause of, or resulted in, the failure of the Internalization Merger to be consummated on or before such date.

Section 10.2         Effect of Termination. If this Agreement is validly terminated in accordance with Section 10.1, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities or Affiliates of any Party hereto); provided, however, that this Section 10.2, Section 10.3 and ARTICLE 9 shall each survive the termination of this Agreement and (iii) nothing herein shall relieve any Party from any liability resulting from Fraud or a willful and material breach of this Agreement prior to its termination, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.

Section 10.3         Termination Payments. Notwithstanding anything to the contrary contained in this Agreement, in the event that this Agreement is terminated prior to the Closing, (i) HTI shall promptly pay all amounts due and owing with respect to Section 9.10 of this Agreement, (ii) HTI shall remain obligated and shall pay to Advisor the sum of the Asset Management Fee and the Property Management Fee on or before June 28, 2025 and until such amounts are paid HTI shall continue to pay all fees and other amounts due and payable under the Advisory Agreement and the Property Management Agreement, and (iii) HTI can request that the term of each of the Advisory Agreement and the Property Management Agreement be extended until September 28, 2025 (the “Extension Date”), provided, that, in the event of such extension HTI shall (x) continue to pay all fees and other amounts due and payable under the Advisory Agreement and the Property Management Agreement up to the Extension Date and (y) concurrently with such extension request and as a condition to such extension request, place into escrow, pursuant to a mutually agreed Escrow Agreement, which shall an amount equal to the sum of the amounts due and owing with respect to Section 9.10 of this Agreement, the Asset Management Fee and the Property Management Fee which, when released to Advisor on the Extension Date, shall include interest on the sum of the Asset Management Fee and the Property Management Fee from the date of such request until the date such amount is paid calculated at the minimum applicable federal rate.

ARTICLE 11

DEFINITIONS

For all purposes of the Transaction Documents, except as otherwise expressly provided or unless the context in which a term is used clearly requires otherwise:

“Accounting Expert” has the meaning as set forth in Section 2.3(b).

“Action” means any action, complaint, petition, suit or other legal proceeding, whether civil or criminal, at law or in equity, or before any Governmental Entity.

“Advisor” has the meaning as set forth in the introductory paragraph.

“Advisor Closing Amount” the sum of all amounts (a) due to Employees who will be employed by HTI or one of its Subsidiaries as of the Closing with respect to periods ending at or prior to the Measurement Time; provided, that, all declared and unpaid bonuses for calendar year 2023 and all accrued bonuses for calendar year 2024, under any bonus policy established by Advisor Parent, shall not be included in the calculation of the Advisor Closing Amount and (b) the sum of all amounts payable under the Identified Contracts for (i) all payment periods ending prior to the payment period in which the Closing occurs and (ii) solely with respect to Identified Contracts that require payment in advance, the payment period in which the Closing occurs, such that there shall be no amounts due or owing under any Identified Contract as of the Measurement Time.

“Advisor Closing Statement” has the meaning as set forth in Section 2.3(a).“Advisor Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization and Good Standing), Section 3.4 (Power and Authority; Enforceability), clause (i) of Section 3.5 (No Conflicts; Required Consents), Section 3.6 (Capitalization) and Section 3.18 (Brokers).

“Advisor Parent” has the meaning as set forth in the introductory paragraph.

“Advisor Parent Indemnified Party” has the meaning as set forth in Section 7.3.

“Advisor Parties” means, collectively, Advisor Parent, the Property Manager and, solely to the extent related to time periods ending prior to the Closing Date, Advisor and any of its Affiliates or Subsidiaries that own or has a leasehold interest in any Business Asset as of the date of this Agreement.

“Advisor Transition Services Period” has the meaning as set forth in Section 5.4(d).

“Advisory Agreement” means the Second Amended and Restated Advisory Agreement by and between HTI, the Operating Partnership and the Advisor, dated as of February 17, 2017, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or equity interests, by Contract or otherwise.

“Agreement” has the meaning as set forth in the introductory paragraph.

“Allocation Statement” has the meaning as set forth in Section 1.6(a).

“Alternative Arrangement Costs” has the meaning as set forth in Section 6.3(b).

“AML Laws” has the meaning as set forth in Section 3.21(c).

“Anti-Corruption Laws” means all applicable Laws, rules or regulations related to the prevention of bribery, corruption (governmental or commercial), kickbacks, money laundering, or similar unlawful or unethical conduct, including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and all other national or international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, including local anti-corruption Laws in the countries in which the Advisor conducts business.

“Asset Management Fee” means (a) in the event that Closing occurs prior to the December 25, 2024, ten million nine hundred and sixteen thousand dollars ($10,916,000), such amount representing the aggregate Base Management Fee (as defined in the Advisory Agreement) that HTI would have been required to pay to the Advisor during the six month notice period required to terminate the Advisory Agreement and (b) in the event that Closing occurs on or after December 25, 2024, zero dollars ($0).  For purposes of clarity, apart and separate from the obligation to pay the Asset Management Fee pursuant to this Agreement, prior to the Closing, HTI will continue to be required to pay the Base Management Fee to the Advisor in accordance with the terms of the Advisory Agreement; provided, however, that in the event that Closing occurs prior to December 25, 2024, the aggregate amount of all Base Management Fees paid by HTI to the Advisor on or after June 25, 2024 and prior to the Closing shall reduce the Asset Management Fee on a dollar for dollar basis.

“Assignment and Assumption Agreements” means the Assignment and Assumption Agreements by and among Advisor Parent, the other relevant Advisor Parties owning Business Assets, Advisor and the Property Manager in the forms attached hereto as Exhibit A, pursuant to which (a) the Business Assets will be transferred to Advisor and (b) all of the equity interests in the Property Manager shall be contributed to Advisor.

“Available Cash” means, at any time of determination, in all cases as reasonably determined in good faith by HTI: (a) the aggregate amount of cash on hand or in any bank, money market or similar account of HTI; less (b) (i) the aggregate amount of all debt services obligations (including principal, interest, penalties and fees) of HTI and its Subsidiaries in the subsequent six (6) month period; (ii) the amount of any minimum cash balances required to be maintained under any loan agreement, security agreement, mortgage or debt instrument of HTI and its Subsidiaries; (iii) the amount of premiums payable in the subsequent six (6) month period under (A) interest rate caps required to be purchased pursuant to any loan agreement, security agreement, mortgage or debt instrument and (B) corporate and property insurance policies, in each case, of HTI and its Subsidiaries; and (iv) without duplication of the items set forth in clauses (i), (ii) and (iii), the amount of reserves established in good faith by the Board for (A) the payment of quarterly dividends to holders of preferred equity securities of HTI or its Subsidiaries in the ordinary course of business consistent with past practice, (B) operating expenses of HTI and its Subsidiaries (including the Target Companies), including taxes and other expenses of the properties directly and indirectly held by HTI, the payment of employee compensation and general administrative, legal, audit, IT and other overhead costs, (C) the funding of operating accounts of property portfolios consistent with past practice and (D) capital expenditures necessary to respond to emergency events. Available Cash shall not be reduced by depreciation, amortization or similar non-cash allowances and expenses.

“Benefit Plans” has the meaning as set forth in Section 3.14(a).

“Board” has the meaning as set forth in the Recitals.

“Bonus Payment” has the meaning as set forth in Section 2.2(c).

“Business Assets” means the Identified Contracts, Identified Assets and Employees.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and other deposit-gathering institutions in the Borough of Manhattan, City and State of New York are authorized or required by applicable Law to be closed.

“Cap” has the meaning as set forth in Section 7.5(a).

“Cause” has the meaning set forth in the Person’s employment agreement or, if no such employment agreement or definition exists, “Cause” means: (1) commission, indictment, conviction of, or plea of guilty or nolo contendere by the Person to a (A) felony or (B) other crime involving fraud or moral turpitude; (2) commission of any act of material dishonesty or breach of trust or any act constituting fraud, embezzlement, theft or the misappropriation or misuse of funds, money, assets or other property by the Person; (3) failure or refusal to perform duties, or gross negligence in the performance of the Person’s duties and responsibilities, other than as a result of a disability or other approved absence, which (if capable of cure) is not cured within 10 calendar days after written notice thereof to the Person; (4) the Person’s violation of the rules, regulations, procedures, policies or instructions (whether written or oral) relating to the conduct of employees and service providers, which (if capable of cure) is not cured within 10 calendar days after written notice thereof to the Person; (5) the Person’s breach of any non-competition, non-disclosure, non-solicitation, non-disparagement or other restrictive covenant; or (6) any breach of fiduciary duty, gross negligence or misconduct by the Person, which (if capable of cure) is not cured within 10 calendar days after written notice thereof to the Person.

“Certificate of Merger” has the meaning as set forth in Section 1.4(a).

“Certification Period” has the meaning as set forth in Section 5.6.

“Closing” has the meaning as set forth in Section 1.2.

“Closing Date” has the meaning as set forth in Section 1.2.

“Closing Statement Objection Notice” has the meaning as set forth in Section 2.3(b).

“Closing Statements” has the meaning as set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Returns” has the meaning as set forth in Section 6.1(b).

“Company Transition Services Period” has the meaning as set forth in Section 5.4(e).

“Contract” means any binding agreement or contract, including any understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, lease, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or obligation of any kind or nature.

“Copyrights” means copyrights and published and unpublished works of authorship.

“Covered Matters” has the meaning as set forth in Section 9.3.

“D&O Tail Policies” means “tail” insurance policies with a claims period of at least five (5) years from and after the Effective Time, covering, subject to the reasonable approval of HTI, each of the directors and officers identified by Advisor Parent, in each case, with an aggregate premium as mutually agreed by the Parties.

“Daily SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Deductible” has the meaning as set forth in Section 7.5(a).

“De Minimis Exclusion” has the meaning as set forth in Section 7.5(a).

“DLLC Act” means the Delaware Limited Liability Company Act.

“Domain Names” means websites or domain names.

“Effective Time” has the meaning as set forth in Section 1.4(a).

“Employees” means the Identified Employees.

“Employer” means Advisor Parent and any of its Affiliates that employ an Employee.

“Encumbrance” means any lien, encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise) on transfer of title.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means any corporation or other entity that is included in a controlled group of corporations at any relevant time within which Advisor Parent is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with Advisor Parent, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which Advisor Parent is also included, as provided in Section 414(m) of the Code.

“Estimated Advisor Adjustment Payment” has the meaning as set forth in Section 2.2(b).

“Estimated Advisor Closing Amount” has the meaning as set forth in Section 2.2(a).

“Estimated HTI Adjustment Payment” has the meaning as set forth in Section 2.2(b).

“Estimated HTI Closing Amount” has the meaning as set forth in Section 2.2(a).

“Expense Waiver” has the meaning as set forth in Section 9.10.

“Extension Date” has the meaning set forth in Section 10.3.

“Final Closing Statements” has the meaning as set forth in Section 2.3(c).

“Final Settlement Date” has the meaning as set forth in Section 2.3(b).

“Fraud” means, with respect to the making of any representation or warranty set forth in this Agreement or any other Transaction Document, or in any certificate delivered pursuant to this Agreement or any other Transaction Document, common law fraud under the laws of the State of Delaware.

“Fundamental Representations” means the Advisor Fundamental Representations and the HTI Fundamental Representations.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means (i) any officer, employee or Person acting in an official capacity or performing public duties or functions on behalf of (a) any government, including all levels and subdivisions of government from national to local; (b) any department, committee, agency or instrumentality of government; (c) any business or commercial entity owned, managed or controlled by a government, such as a public university, public hospital or state research institute; or (d) any political party or official thereof; (ii) any candidate for public office; (iii) any officer, employee or agent of a public international organization, including, for example, the United Nations, the International Monetary Fund or the World Bank; or (iv) any close relative of any Government Official.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality, in each case of any government, whether federal, state or local, domestic or foreign.

“Ground Lease Agreement” has the meaning as set forth in Section 3.20(a).

“Healthcare Trust” has the meaning as set forth in the Recitals.

“HTI” has the meaning as set forth in the introductory paragraph.

“HTI Amount” has the meaning set forth in Section 2.3(d)(ii)(1).

“HTI Closing Amount” means all amounts due under the Advisory Agreement and the Property Management Agreement as of the Measurement Time.

“HTI Closing Payments” has the meaning set forth in Section 2.2(d).

“HTI Closing Statement” has the meaning as set forth in Section 2.3(a).

“HTI Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Power and Authority; Enforceability), clause (i) of Section 4.3 (No Conflicts; Required Consents) and Section 4.6 (Brokers).

“HTI Indemnified Party” has the meaning as set forth in Section 7.2.

“HTI Shortfall” has the meaning set forth in Section 2.3(d)(i)(2).

“Identified Assets” mean those assets listed on Schedule 3.7.

“Identified Contracts” means those assets listed on Schedule 3.7.

“Identified Employees” means the individuals listed on Schedule 3.7 and any additional individual hired by one of the Advisor Parties to replace any departing individual listed on Schedule 3.7.

“Indemnified Party” has the meaning as set forth in Section 7.4(a).

“Indemnifying Party” has the meaning as set forth in Section 7.4(a).

“Intellectual Property” means any rights in, including the right to all past and future income, royalties, damages and payments due, licenses or Encumbrances of, equities in and other claims that any Person may have to claim ownership, authorship or invention or the use of, or to object to, or prevent the modification of, or to withdraw from circulation, or control the publication or distribution of, and any other rights, title and interests with respect to, any Marks, Patents, Copyrights, trade secrets, Software or Domain Names.

“Intended Tax Treatment” has the meaning as set forth in the Recitals.

“Interests” has the meaning as set forth in Section 6.3(a).

“Internalization Merger” has the meaning as set forth in the Recitals.

“IRS” means the Internal Revenue Service or any successor entity.

“IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals and similar or related items of automated, computerized or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the business of the Target Companies or in connection with the Business Assets.

“Knowledge” means, (i) with respect to Advisor Parent, the actual knowledge of Nicholas Schorsch, Jr. and the knowledge that such Person, without independent inquiry, would reasonably be expected to obtain in the course of diligently performing his or her duties; (ii) with respect to HTI, the actual knowledge of Michael Anderson and Scott Lappetito and the knowledge that such Person, without independent inquiry, would reasonably be expected to obtain in the course of diligently performing his or her duties; and (iii) with respect to any other Person, the actual knowledge of such Person and the knowledge that such Person, without independent inquiry, would reasonably be expected to obtain in the course of diligently performing his or her duties.

“Law” means any constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Entity, and any Order.

“Leased Real Property” has the meaning as set forth in Section 3.20(b).

“Liability” means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any Law, Action, investigation, inquiry or Order and those arising under any Contract.

“Loss” or “Losses” means any and all costs, expenses, direct losses or damages, fines, penalties or liabilities (including interest which may be imposed or incurred in connection therewith, court costs, litigation expenses, reasonable attorneys’ fees and costs); provided, however, that Losses shall not include any consequential, punitive, exemplary, indirect, incidental or other similar damages, including lost profits or Losses based upon a multiple of Losses.

“Mark” means any brand name, logo, service mark, trademark, trade name, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations or application for registration of, any of the foregoing.

“Material Adverse Effect” means an event, change, condition or occurrence that has or could reasonably be expected to have a material adverse impact or effect on (x) the Target Companies, the Business Assets or the business, operations, financial condition, assets, liabilities or results of operations of the Target Companies, taken as a whole, or (y) the ability of HTI, Merger Sub, Advisor Parent or Advisor to consummate the transactions contemplated hereby; provided, that Material Adverse Effect shall neither be deemed to include the impact or effect of, nor shall there be taken into account in determining whether there has been a Material Adverse Effect, (a) changes in Laws or interpretations thereof or binding directives of Governmental Entities, (b) the announcement of this Agreement and the transactions contemplated hereby or the taking of any action contemplated by the Transaction Documents, including any employee attrition and any impact on revenues or relationships with any Persons having business dealings with the Parties directly and causally resulting therefrom, (c) changes in GAAP or other accounting requirements or principles or the interpretations thereof, (d) compliance with, and performance of, this Agreement and the transactions contemplated by this Agreement, (e) changes affecting general economic conditions or the industry or geographies in which the Advisor operates, (f) the failure of the Advisor to meet projections of earnings, revenues or other financial measures (whether such projections were made by Advisor Parent or any independent Third Parties); provided, that the underlying cause of any such failure may be taken into consideration in making such determination, (g) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within or upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (h) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or (i) any act of God, including any earthquake, hurricane, tsunami, flood or other natural disaster, epidemic or pandemic occurring after the date hereof in accordance with the terms of this Agreement. Notwithstanding the foregoing, if any matter described in any of subclauses (a), (c), (e), (g), (h) or (i) of the preceding sentence has had a disproportionate effect on the business, financial condition or results of operations of the Target Companies or the Business Assets relative to other participants in the industry sector or sectors in which the Target Companies operate, then the impact of such event on the Target Companies or the Business Assets to the extent of such disproportionate effect shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred or could be reasonably likely to occur.

“Measurement Time” means 11:59 PM, New York time, on the day immediately prior to the Closing Date.

“Merger Consideration” means ninety-eight million two hundred and forty-four thousand dollars ($98,244,000).

“Merger Sub” has the meaning as set forth in the introductory paragraph.

“Non-Assignable Contract” has the meaning as set forth in Section 6.3(b).

“Non-Solicitation Covenants” shall mean, collectively, any non-solicitation, non-hire or other similar restrictive covenant contained in any agreement by and between Advisor Parent or HTI and any of their respective employees.

“Notice Period” has the meaning as set forth in Section 7.4(a).

“Operating Partnership” means Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of a Governmental Entity or arbitration award.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation or organization, certificate of formation or organization, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Outside Date” has the meaning as set forth in Section 10.1(c).

“Parties” has the meaning as set forth in the introductory paragraph.

“Party” has the meaning as set forth in the introductory paragraph.

“Patent” means patents and patent applications, including provisionals, continuations and continuations-in-part, divisionals, reissues, reexaminations, supplementary protection certificates, substitutions, renewals and extensions thereof.

“Permit” means any license, permit, franchise, certificate of authority, approval, registration or authorization, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means an association, a corporation, an individual, a limited liability company, a partnership (whether general or limited), a trust (whether inter vivos or testamentary), or any other entity or organization, whether organized for profit or not for profit, and including a Governmental Entity.

“Personal Property” means machinery, computer programs, computer Software, tools, motor vehicles, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property, excluding, however, furniture, fixtures and equipment, and Contracts, Permits, Marks, Patents, Copyrights, trade secrets, Domain Names and Intellectual Property.

“Pre-Closing Returns” has the meaning as set forth in Section 6.1(a).

“Pre-Closing Tax Period” means (a) any taxable period of the Advisor ending on or prior to the Closing Date and (b) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on the Closing Date.

“Promissory Note” has the meaning as set forth in Section 1.3(b).

“Property Management Agreement” means the Amended and Restated Property Management and Leasing Agreement, dated as of February 17, 2017, by and between HTI, the Operating Partnership and the Property Manager, as amended from time to time.

“Property Management Fee” means (a) in the event that Closing occurs prior to the expiration of the current term of the Property Management Agreement, three million nine hundred and twenty thousand dollars ($3,920,000), such amount representing the aggregate Management Fees (as defined in the Property Management Agreement) that HTI would have been required to pay to the Property Manager through the current term of the Property Management Agreement and (b) in the event that Closing occurs on or after the expiration of the current term of the Property Management Agreement, zero dollars ($0). For purposes of clarity, apart and separate from the obligation to pay the Property Management Fee pursuant to this Agreement, prior to the Closing, HTI will continue to be required to pay the Management Fees to the Property Manager in accordance with the Property Management Agreement through the month in which Closing occurs were the current term of the Property Management Agreement to have ended in such month; provided, however, that in the event that Closing occurs prior to the expiration of the current term of the Property Management Agreement, the aggregate amount of all Management Fees paid by HTI to the Property Manager on or after June 25, 2024 and prior to the Closing shall reduce the Property Management Fee on a dollar for dollar basis.

“Property Manager” has the meaning as set forth in the introductory paragraph.

“Qualifying Termination” means a termination of employment by Advisor Parent or HTI or any of their Subsidiaries without Cause; provided, that if an employee is offered employment by HTI or one of its Affiliates on the terms and conditions as set forth in this Agreement, then the termination of such employee’s employment with Advisor Parent or an Affiliate shall not be considered a Qualifying Termination.

“Real Property Lease Agreements” has the meaning as set forth in Section 3.20(a).

“Real Property Permits” has the meaning as set forth in Section 3.20(c).

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“Related Party Agreements” means, to the extent related to the business of HTI or the Business Assets, all Contracts, including any guarantee obligations, between or among the Advisor Party, on the one hand, and any other Advisor Party, their respective Affiliates, or any employee, officer, manager or director of any Advisor Party or their respective Affiliates, on the other hand.

“Released Parties” has the meaning as set forth in Section 6.6(a).

“Releasing Parties” has the meaning as set forth in Section 6.6(a).

“Representatives” means the agents, officers, directors, managers, employees, accountants, counsel, financial advisors, consultants, investment advisors and other advisors and representatives of a Person.

“Retained Businesses” has the meaning as set forth in Section 6.4(a).

“Retained Interest” has the meaning as set forth in Section 6.3(a).

“Retention Cash Award” has the meaning as set forth in Section 5.4(f).

“Sanctions” has the meaning as set forth in Section 3.21(b).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shared Contracts” has the meaning as set forth in Section 6.4(a).

“Software” means software, data and databases.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation of which at least fifty percent (50%) of the outstanding voting securities is directly or indirectly owned or (b) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is directly or indirectly owned by such Person or of which such Person or any of its Subsidiaries is a general partner, manager, managing member or the equivalent.

“Surviving Entity” has the meaning as set forth in Section 1.1.

“Target Companies” has the meaning as set forth in the Recitals.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, including any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, assessable payment under Code Section 4980H or other tax, charge, fee, levy or assessment of a similar kind imposed or administered by a Taxing Authority, including any interest, fine, penalty or addition thereto.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof.

“Taxing Authority” means the IRS or any other Governmental Entity responsible for the administration, implementation, collection or enforcement of any Tax.

“Term SOFR” means, for each payment period under the Promissory Note, the Term SOFR Reference Rate on the related payment date, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any payment date under the Promissory Note the Term SOFR Reference Rate has not been published by the Term SOFR Administrator, then Term SOFR shall be the Term SOFR Reference Rate as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator.

“Term SOFR Reference Rate” means the rate per annum of a one-month forward-looking term rate based on Daily SOFR that is published by the CME Group Benchmark Administration Limited.

“Third Party” means any Person other than any Party.

“Third Party Claim” has the meaning as set forth in Section 7.4(a).

“Title Documents” has the meaning as set forth in Section 3.20(a).

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreements, the Promissory Note, and any amendments to any of them.

“Transferred Employees” has the meaning as set forth in Section 5.4(a).

“Transfer Taxes” has the meaning as set forth in Section 6.1(f).

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Advisor Parent:

AR Global Investments, LLC
a Delaware limited liability company

By:	/s/ Nicholas Schorsch
Name:	Nicholas Schorsch
Title:	Authorized Signatory

Advisor:

Healthcare Trust Advisors, LLC
a Delaware limited liability company

By:	/s/ Nicholas Schorsch
Name:	Nicholas Schorsch
Title:	Authorized Signatory

HTI:

Healthcare Trust, Inc.
a Maryland corporation

By:	/s/ Michael Anderson
Name:	Michael Anderson
Title:	Chief Executive Officer

Merger Sub:

HTI Merger Sub, LLC
a Delaware limited liability company

By:	/s/ Michael Anderson
Name:	Michael Anderson
Title:	Authorized Signatory

[Signature Page to Internalization Merger Agreement]

Exhibit A

Assignment and Assumption Agreements

See attached.

Exhibit B

Promissory Note Term Sheet

See attached.